Exhibit 2.1

Execution Version

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

among

WESTERN ALLIANCE BANK,

ORANGE COUNTY BANCORP,

CENTENNIAL BANK, AND

LANDAMERICA FINANCIAL GROUP, INC. (In Dissolution)

Dated as of January 18, 2013

-i-

-ii-

AGREEMENT AND PLAN OF MERGER, dated January 18, 2013 (this “Agreement”), by and among Western Alliance Bank, an Arizona corporation (“Acquiror”), LandAmerica Financial Group, Inc., a Virginia corporation in dissolution (“LFG”), Orange County Bancorp, a California corporation and wholly-owned subsidiary of LFG (the “Sole Stockholder” and, together with LFG, “Sellers”) and Centennial Bank, a California industrial bank and wholly-owned subsidiary of Sole Stockholder (“Centennial Bank”).

RECITALS

WHEREAS, the boards of directors and shareholders of Acquiror, LFG, Centennial Bank and Sole Stockholder have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transactions provided for in this Agreement in which a newly formed, wholly-owned subsidiary of Acquiror (“Merger Sub”) will, immediately following the merger of the Sole Stockholder and Centennial Bank and the dividend of the Specified Loans (as defined below), on the terms and subject to the conditions set forth in this Agreement, merge with and into Centennial Bank with Centennial Bank as the surviving corporation and immediately thereafter Centennial Bank will be merged with and into Acquiror with Acquiror as the surviving corporation;

WHEREAS, upon completion of the Intercompany Merger (as defined below), LFG will own all of the issued and outstanding shares of common stock of Centennial Bank (the “Outstanding Bank Common Shares”);

WHEREAS, LFG filed a voluntary bankruptcy petition (“Bankruptcy Case”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (“Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Virginia (“Bankruptcy Court”);

WHEREAS, the mergers and other transactions contemplated hereby must be approved by one or more final orders (the “Bankruptcy Court Orders”) of the Bankruptcy Court and to the extent required by the Bankruptcy Court, the Bankruptcy Court’s recommendations as to findings of fact and conclusions of law with respect to this Agreement and the transactions contemplated thereby must be adopted by the District Court (the “Bankruptcy Courts”);

WHEREAS, the Seller Parties and Acquiror desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

Definitions; Interpretations; Disclosure Schedules

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“401(k) Plan” has the meaning assigned to it in Section 4.13.

“Acquiror” has the meaning assigned to it in the Preamble.

“Acquiror Benefit Plans” means each benefit plan or policy maintained, sponsored, adopted or contributed to by Acquiror or its Affiliates, each of which is listed in Section 1.01 of the Acquiror Disclosure Schedule.

“Acquiror Constituent Documents” means the governing documents of Acquiror.

“Acquiror Disclosure Schedule” means the schedule dated the date of this Agreement and delivered herewith under
Annex A to the Sellers by Acquiror.

“Acquiror Reports” has the meaning assigned to it in Section 3.03(e).

“Acquisition Proposal” means a tender or exchange offer to acquire any of the voting power in Centennial Bank or the Sole Stockholder, a written proposal for a merger, consolidation or other business combination involving Centennial Bank, the Sole Stockholder or any other written proposal or offer to acquire directly or indirectly, any voting power in, or any of the business, assets or deposits of, Centennial Bank or the Sole Stockholder, other than the transactions contemplated hereby (including the Intercompany Merger) and, if the Agreement is terminated, other than a sale of securities by Centennial Bank in response to a written directive to increase its capital issued by the FDIC or the California DFI.

“Acquisition Transaction” means, with respect to a person, (a) a merger, consolidation or other business combination transaction involving that person or any of its Subsidiaries, (b) a purchase, lease or other acquisition of any of the business, assets or deposits of that person or any of its Subsidiaries or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing any of the voting power of that person or any of its Subsidiaries other than the Intercompany Merger and, if the Agreement is terminated, other than a purchase or acquisition of securities in a sale by Centennial Bank in response to a written directive to increase its capital issued by the FDIC or the California DFI.

“Affiliate” or “affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such Person. As used in this definition, a Person has “control” (including its correlative meanings, “controlled by” and “under common control with”) over any Person if: (a) the Person directly or indirectly or acting through one or more other Persons owns, controls or has power to vote 25% or more of any class of voting securities of the Person; (b) the Person controls in any manner the election of a majority of the directors or trustees of the Person; or (c) the Person directly or indirectly exercises a controlling influence over the management or policies of such other Person. To the extent that any such term is used in relation to or in connection with any statute and the definition of such term in such statute is broader or different, then, in such context, such term shall have both the meaning set forth in the preceding sentence as well as the meaning set forth in such statute.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code, or any similar group defined under a similar provision of state, local or foreign law.

“Aggregate Loss Amount” means the total amount of all losses for which Acquiror is entitled to indemnification from LFG pursuant to this Agreement.

“Agreement” has the meaning assigned to it in the Preamble.

“Applicable Order” means, with respect to any Person, all judgments, injunctions, writs, settlements, arbitrations, decrees and orders of any Governmental Entity, in each case legally binding on that Person or on its properties or assets.

“Asset Classification” has the meaning assigned to it in Section 3.02(r).

“Audited Financial Statements” means an audited (pursuant to GAAP) balance sheet, income statement, statement of shareholders’ equity and statement of cash flows of Centennial Bank and its consolidated Subsidiaries, if any, as of and for each of December 31, 2009, December 31, 2010 and December 31, 2011, along with the report of Vavrinek, Trine, Day & Co., LLP.

“Bank Board” means the board of directors of Centennial Bank.

“Bank Common Stock” has the meaning assigned to it in Section 3.02(e)(i).

“Bank Constituent Documents” has the meaning assigned to it in Section 3.02(a)(i).

“Bank Disclosure Schedule” means the schedule dated the date of this Agreement and delivered herewith under Annex C to Acquiror by Centennial Bank.

“Bank Indemnified Party” has the meaning set forth in Section 4.10(a).

“Bank Merger Effective Time” has the meaning assigning to it in Section 2.03(a).

“Bank Rights” has the meaning assigned to it in Section 3.02(e)(i).

“Bankruptcy Case” has the meaning assigned to it in the Recitals.

“Bankruptcy Code” has the meaning assigned to it in the Recitals.

“Bankruptcy Court” has the meaning assigned to it in the Recitals.

“Bankruptcy Court Orders” has the meaning assigned to it in the Recitals.

“Bankruptcy Motion” has the meaning assigned to it in Section 4.08.

“Bankruptcy Plan” means the Joint Chapter 11 Plan of LFG and its Affiliated Debtors (as defined therein) annexed to and confirmed by order of the Bankruptcy Court dated November 23, 2009.

“Beneficial Owner” means, with respect to any securities, a Person that has Beneficial Ownership of such securities.

“Beneficially Owned” or “Beneficial Ownership” means, with respect to any securities, having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase “within sixty (60) days” in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of that Person and all other Persons with whom such Person would constitute a “Group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder, provided however, that no Person shall be deemed to Beneficially Own or be the Beneficially Owner of any securities Beneficially Owned by LFG as a result of such Person’s interests as a beneficiary of the LFG bankruptcy trust.

“BHC Act” means the U.S. Bank Holding Company Act of 1956, as amended from time to time.

“Burdensome Condition” has the meaning set forth in Section 4.03(a).

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in Los Angeles, California are authorized or obligated by law or executive order to close.

“California DFI” has the meaning assigned to it in Section 3.02(a).

“Cash Consideration” means $57,500,000; (i) plus, in the event that Centennial Bank sells the Specified Loans prior to Closing, an amount equal to the proceeds received by Centennial Bank in such sale, up to $12,700,000; (ii) minus the amount of Professional Expenses owed or owing to Sandler O’Neill + Partners LP in excess of $750,000; (iii) minus all other Professional Expenses, exclusive of amounts owed or owing to Sandler O’Neill + Partners LP, in excess of $250,000.

“Centennial Bank” has the meaning assigned to it in the Preamble.

“Claim” has the meaning set forth in Section 4.10(a).

“Closing” has the meaning assigned to it in Section 2.01.

“Closing Balance Sheet” means a balance sheet of Centennial Bank as of the last day of the month prior to the month that the Closing Date occurs, prepared in accordance with GAAP.

“Closing Date” has the meaning assigned to it in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent Order” has the meaning assigned to it in Section 3.02(q).

“Contract” has the meaning assigned to it in Section 3.01(m).

“Cooperation Agreement” means the LandAmerica Trustees’ Cooperation Agreement in the form attached as an exhibit to the Bankruptcy Plan.

“CRA” means the Community Reinvestment Act of 1977, as amended.

“Criticized Assets” has the meaning assigned to it in Section 3.02(r).

“Dissolution Trustee” has the meaning assigned to it in Section 1.56 of the Bankruptcy Plan.

“District Court” means the United States District Court for the Eastern District of Virginia.

“Election” has the meaning assigned to it in Section 4.09(d).

“Environmental Claim” has the meaning assigned to it in Section 3.02(v)(ii).

“Environmental Laws” has the meaning assigned to it in Section 3.02(v)(i).

“ERISA” has the meaning assigned to it in Section 3.02(k)(i).

“ERISA Affiliate” has the meaning assigned to it in Section 3.02(k)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extensions of Credit” has the meaning assigned to it in Section 3.02(w).

“Family” means , with respect to an individual, (a) the individual’s spouse and former spouses, (b) any other natural person who is related to the individual or the individual’s spouse within the second degree and (c) any other natural person who resides with, or is otherwise financially dependent on, such individual.

“FDIC” has the meaning assigned to it in Section 3.02(a).

“Final Date” has the meaning assigned to it in Section 7.01(d).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles of the United States as in effect from time to time.

“Governmental Entity” means any court, tribunal, administrative agency or commission or other governmental or self-regulatory authority, organization or instrumentality, whether federal, state, local or foreign.

“Hazardous Substance” has the meaning assigned to it in Section 3.02(v)(iii).

“Indebtedness” means (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (ii) all liabilities for the deferred purchase price of property; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (iv) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured, and all liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured.

“Independent Firm” has the meaning assigned to it in Section 4.09(h).

“Intellectual Property” means, collectively, all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/as, internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisionals, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) trade secrets and confidential information and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) all rights in published and unpublished works of authorship, whether copyrightable or not (including computer software and databases (including source code, object code and all related documentation)), and other compilations of information, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) moral rights, rights of publicity and rights of privacy; and (vi) all other intellectual property or proprietary rights.

“Intercompany Merger” has the meaning assigned to it in Section 4.11.

“Interest Rate Instruments” has the meaning assigned to it in Section 3.02(x).

“Interim Bank Merger” has the meaning assigned to it in Section 2.02(a).

“Interim Bank Merger Agreement” has the meaning assigned to it in Section 2.02(b).

“Interim Bank Merger Effective Time” has the meaning assigned to it in Section 2.02(b).

“IRS” has the meaning assigned to it in Section 4.09(h)(ii).

“IT Assets” means all computer software and databases (including source code, object code and all related documentation), computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and elements and all associated documentation.

“LandAmerica Group” means the Affiliated Group of which LFG is the common parent.

“Law” means any statute, common law, ordinance, rule, regulation, agency requirement or Applicable Order of, or issued, promulgated or entered into by or with, any Governmental Entity.

“LFG” has the meaning assigned to it in the Preamble.

“LFG Constituent Documents” has the meaning assigned to it in Section 3.01(a)(i).

“LFG Trustee” has the meaning assigned to it in Section 1.145 of the Bankruptcy Plan.

“LFG Trust” has the meaning assigned to it in Section 1.136 of the Bankruptcy Plan.

“Lien” means any lien, security interest, mortgage, hypothecation, adverse claim, pledge, charge, license, encumbrance, security agreement or other restrictions of any kind affecting title or resulting in an encumbrance against property, tangible or intangible, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any filing or agreement to give any financing statement under the Uniform Commercial Code in any jurisdiction, provided however, that the term “Lien” shall not include the Consent Order.

“Material Adverse Effect” means, with respect to any party, an effect which (a) is material and adverse to the condition (financial or other), results of operations, assets, liabilities, prospects, reputation, or business of the party and with a view to the historical profitability of the party, (b) materially and adversely affects the ability of the party to perform its obligations under this Agreement or (c) materially and adversely affects the validity or enforceability of this Agreement or the rights or remedies of the party hereunder; provided, however, that no effect (taken by itself or when aggregated with any and all other effects) directly or indirectly resulting from, arising out of, or attributable to or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect”: (1) changes in GAAP or regulatory accounting principles generally applicable to banks or their bank holding companies in the United States except to the extent such changes disproportionally affect a party as compared to other companies in the industry in which such party operates; (2) changes in applicable laws, rules and regulations or interpretations thereof by any Governmental Entity except to the extent such changes disproportionally affect a party as compared to other companies in the industry in which such party operates; (3) general changes in national or local economic, monetary or financial conditions, including changes in prevailing interest rates, inflation, credit markets, capital market conditions or real estate price appreciation/depreciation trends, or in the industries in which the party operates except, in all cases, to the extent such changes disproportionally affect a party as compared to other companies in the industry in which such party operates; (4) changes in global or national political conditions, including the outbreak or escalation of acts of terrorism except to the extent such changes disproportionally affect a party as compared to other companies in the industry in which such party operates; (5) the public disclosure of this Agreement or the transactions contemplated hereby; and (6) items set forth in the Disclosure Schedules as existing on the date thereof (but not, for the avoidance of doubt any changes to such items from the date thereof).

“Material Contracts” has the meaning assigned to it in Section 3.02(s)(i).

“Material Interest” means any direct or indirect Beneficial Ownership of securities or other equity interests representing at least 10% of the outstanding equity of any Person.

“Merger Sub” has the meaning assigned to it in the Recitals.

“Outstanding Bank Common Shares” has the meaning assigned to it in the Recitals.

“Past Practice” means the conduct of business by Centennial Bank since January 1, 2011.

“Pension Plan” has the meaning assigned to it in Section 3.02(k)(ii).

“Person” or “person” means an individual, corporation, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust or unincorporated organization or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plans” has the meaning assigned to it in Section 3.02(k)(i).

“Previously Disclosed” means, with respect to the Sellers or Acquiror, information set forth on the corresponding Disclosure Schedule, whether in response to an express informational requirement or as an exception to one or more representations or warranties or covenants, in each case, that is contained in a correspondingly enumerated portion of such Disclosure Schedule.

“Professional Expenses” means amounts paid or to be paid, or accrued or to be accrued by the Seller Parties in connection with this Agreement and the transactions contemplated herein with respect to the fees and expenses of the Seller Parties’ legal counsel, financial advisors and independent accounting firm.

“Prompt Determination Request” has the meaning assigned to it in Section 4.09(h)(ii).

“Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable legal requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over Acquiror or the Seller Parties, or (ii) is required to approve, or give its consent to any or all of the transactions contemplated hereby.

“Related Person” means, with respect to any Person, (a) any Person that is an Affiliate of such Person, (b) each Person that serves as a director, officer, partner, executor or trustee of such Person (or in any other similar capacity), (c) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity), (d) any Person that has a Material Interest in such Person, (e) any Person in which such Person holds a Material Interest and (f) each member of a Family of such Person.

“Reports” has the meaning assigned to it in Section 3.02(f).

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, attorneys, accountants and other authorized agents or representatives.

“Requirement of Law” means, with respect to any Person, any law, ordinance, constitution, statute, code, judgment, order, decree, permit, treaty, rule or regulation of a Governmental Entity or determination of an arbitrator, in each case, applicable to that Person or to its property or assets.

“Requisite Acquiror Approvals” has the meaning assigned to it in Section 3.03(b).

“Requisite Approvals” means, collectively, the Requisite Acquiror Approvals and the Requisite Bank Approvals.

“Requisite Bank Approvals” has the meaning assigned to it in Section 3.02(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Parties” means the Sellers and Centennial Bank, collectively.

“Sellers” has the meaning assigned to it in the Preamble.

“Sellers Disclosure Schedule” means the schedule dated the date of this Agreement and delivered herewith under Annex B to Acquiror by the Sellers.

“Sole Stockholder” has the meaning assigned to it in the Preamble.

“Sole Stockholder Common Stock” has the meaning assigned to it in Section 3.01(t)(i).

“Sole Stockholder Constituent Documents” has the meaning assigned to it in Section 3.01(a)(i).

“Specified Loans” means all of Centennial Bank’s right, title and interest in those loans identified in Section 1.01 of the Sellers Disclosure Schedule, the note or notes thereunder, all collateral securing such loans, claims, records and files of Centennial Bank related thereto, including insurance proceeds, obligations under certificates of deposit, contract claims, tort claims, statutory claims and all other claims at law or in equity, and shall include any real or personal property acquired by Centennial Bank in full or partial satisfaction of such loans.

“Statement” has the meaning assigned to it in Section 4.09(d)(i).

“Straddle Period” has the meaning assigned to it in Section 4.09(a).

“Subsidiary” means, with respect to any Person, any other Person (i) whose securities or other ownership interests having by their terms the power to elect a majority of the board of directors or other persons performing similar functions that are owned or controlled, directly or indirectly, by the other Person and/or one or more Subsidiaries, or (ii) whose business and policies the other Person and/or one or more Subsidiaries have the power to direct.

“Superior Proposal” has the meaning assigned to it in Section 7.01(i).

“Surviving Corporation” has the meaning assigned to it in Section 2.03(a).

“Tax” or “Taxes” means all federal, state, local or foreign taxes, assessments, duties, fees, levies and other governmental charges, including taxes based upon, measured by, or relating to income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, unclaimed property, employment, unemployment, disability, social security and withholding, together with any interest, additions to Tax or penalties with respect thereto.

“Tax Returns” means all reports, claims for refund, statements, declarations, estimates, schedules, forms and other documents filed with or submitted to, or returns required to be filed with or submitted to, any Taxing Authority with respect to Taxes.

“Tax Sharing Agreement” has the meaning assigned to it in Section 4.09(h).

“Tax Sharing Liability” has the meaning assigned to it in Section 4.09(h)(iv).

“Taxing Authority” means any Governmental Entity responsible for the imposition, determination or collection of any Tax or the review or audit of any Tax Return.

“Termination Fee” means an amount equal to $3,500,000.

“Unlawful Gains” has the meaning assigned to it in Section 3.02(h)(v).

Section 1.02 Interpretations.

(a) In this Agreement, except as context may otherwise require, references:

(i) to the Preamble, Sections, Annexes or Schedules are to the Preamble to, Sections of, Annexes to, or Schedules to, this Agreement;

(ii) to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

(iii) to the transactions contemplated hereby include the transactions provided for in this Agreement;

(iv) to any agreement (including this Agreement as executed and delivered), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof) and to any section of any statute or regulation including any successor to the section; and

(v) to any Governmental Entity include any successor to that Governmental Entity.

(b) The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.”

(c) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(d) The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

Section 1.03 Disclosure Schedules. Before entry into this Agreement, the Sellers delivered to Acquiror the Sellers Disclosure Schedule, Centennial Bank delivered to Acquiror the Bank Disclosure Schedule and Acquiror delivered to the Sellers the Acquiror Disclosure Schedule, in each case, setting forth, among other things, items whose disclosure is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in Article IV or one or more representations or warranties contained in Article III; provided that the inclusion of an item in a disclosure schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

ARTICLE II

The Closing; the Interim Bank Merger and the Bank Merger

Section 2.01 Closing. Subject to the conditions set forth in this Agreement, the consummation of the transactions contemplated hereunder (the “Closing”) shall be held by telephone among the parties and their respective legal counsel. The Closing shall be effective upon the receipt by all parties of signatures (whether original, facsimile or electronically transmitted) of the other parties to all documents required to be delivered at the Closing pursuant to Article VI hereof and the filing and acceptance of the merger agreement and officer’s certificate relating to the Interim Bank Merger by the California Secretary of State; provided that each party covenants to submit to the other party promptly by overnight delivery execution originals of counterpart signature pages. The Closing will be held on the Business Day mutually agreed by Acquiror and LFG as soon as practicable following the date, but in no event later than 30 days following such date, on which (i) the Intercompany Merger is capable of being consummated and Centennial Bank is capable of distributing the Specified Loans as contemplated by Section 4.12, (ii) the Interim Bank Merger and the Bank Merger are capable of being completed; and (iii) the conditions in Article VI hereof are satisfied (the “Closing Date”). On or before the Closing Date, the Intercompany Merger (as defined below) shall have been consummated. On the Closing Date, (x) the Interim Bank Merger shall occur, and (y) immediately thereafter the Bank Merger shall occur.

Section 2.02 The Interim Bank Merger.

(a) The Interim Bank Merger. Subject to the terms and conditions of this Agreement, in accordance with the California General Corporation Law and California Financial Code at the Interim Bank Merger Effective Time, Merger Sub shall merge with and into Centennial Bank (the “Interim Bank Merger”). Centennial Bank shall be the surviving corporation in the Interim Bank Merger and shall continue its corporate existence under the laws of the State of California.

(b) Effective Time. On the Closing Date, Merger Sub and Centennial Bank will file, or cause to be filed, with the California Secretary of State a merger agreement in substantially the form attached hereto as Annex D (the “Interim Bank Merger Agreement”), and such certificates and other documents as Acquiror and Centennial Bank may deem reasonably necessary or appropriate for the Interim Bank Merger. The Bank Merger Agreement and certificates and other documents shall in each case be in the form required by and executed in accordance with the applicable provisions of California law. The Interim Bank Merger shall become effective at the time it is accepted for filing with the California Secretary of State and the California DFI (the “Interim Bank Merger Effective Time”).

(c) Articles of Incorporation and Bylaws. At the Interim Bank Merger Effective Time, the articles of incorporation and bylaws of Centennial Bank in effect immediately prior to the Interim Bank Merger Effective Time (subject to any amendment to the articles of incorporation set forth in the Interim Bank Merger Agreement) shall be the articles of incorporation and bylaws of Centennial Bank as the surviving corporation in the Interim Bank Merger until thereafter amended in accordance with applicable Law.

(d) Officers and Directors. At the Interim Bank Merger Effective Time, the officers and directors of Merger Sub immediately prior to the Effective Time shall become the officers and directors of Centennial Bank as the surviving corporation in the Interim Bank Merger Agreement.

(e) Effects of the Interim Bank Merger. At and after the Effective Time, the Interim Bank Merger shall have the effects set forth in the California General Corporation Law and the California Financial Code.

(f) Conversion of Stock. At the Interim Bank Merger Effective Time, by virtue of the Bank Merger, the outstanding capital stock of Centennial Bank will be converted to the right to receive the Cash Consideration.

Section 2.03 The Bank Merger.

(a) The Bank Merger. Immediately following the Interim Bank Merger, subject to the terms and conditions of this Agreement, and in accordance with the California General Corporation Law, the California Financial Code, and Titles 6 and 10 of the Arizona Revised Statutes, Centennial Bank shall merge with and into Acquiror. Acquiror shall be the surviving corporation in the Bank Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Arizona. The Bank Merger shall become effective at the time specified in Titles 6 and 10 of the Arizona Revised Statutes and the California Financial Code (the “Bank Merger Effective Time”). As of the Bank Merger Effective Time, the separate corporate existence of Centennial Bank shall cease.

(b) Articles of Incorporation and Bylaws of the Surviving Corporation. At the Bank Merger Effective Time, the charter and bylaws of Acquiror in effect immediately prior to the Bank Merger Effective Time (subject to any amendment to the articles of incorporation set forth in the Agreement of Bank Merger) shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(c) Officers and Directors of the Surviving Corporation. At the Bank Merger Effective Time, the officers and directors of Acquiror immediately prior to the Bank Merger Effective Time shall remain the officers and directors of the Surviving Corporation.

(d) Effects of the Bank Merger. At and after the Bank Merger Effective Time, the Bank Merger shall have the effects set forth in the California General Corporation Law and the California Financial Code.

(e) Conversion of Stock. At the Bank Merger Effective Time, by virtue of the Bank Merger, the outstanding capital stock of Centennial Bank will be canceled.

Section 2.04 Actions Taken at Closing. Upon the Closing, Acquiror shall deliver the Cash Consideration to LFG by wire transfer.

ARTICLE III

Representations and Warranties

Section 3.01 Representations and Warranties of the Sellers. Except as Previously Disclosed, the Sellers represent and warrant to Acquiror, as of the date of this Agreement and as of the Closing Date, as follows:

(a) Organization of the Sellers.

(i) The Sole Stockholder is duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority (corporate and otherwise) to own, operate, lease its properties and to carry on its business as it is being conducted on the date of this Agreement. True and correct copies of the Sole Stockholder’s articles of incorporation and by-laws (the “Sole Stockholder Constituent Documents”), as in effect on the date hereof, are included in Section 3.01(a)(i) of the Sellers Disclosure Schedule, and there are no plans to amend or otherwise modify the Sole Stockholder Constituent Documents. The Sole Stockholder is not an Affiliated Debtor as defined the Bankruptcy Plan.

(ii) LFG is duly organized and validly existing and has, subject to the Bankruptcy Court’s approvals as may be required by applicable Law, all requisite power and authority (corporate and otherwise) to own, operate and lease all its properties and assets and to carry on its business as it is being conducted on the date of this Agreement. True and correct copies of LFG’s articles of incorporation, articles of dissolution and by-laws (the “LFG Constituent Documents”), as in effect on the date hereof, are included in Section 3.01(a)(ii) of the Sellers Disclosure Schedule, and there are no plans to amend or otherwise modify LFG Constituent Documents.

(iii) No “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other form of anti-takeover statute or regulation or any similar provision of the Sole Stockholder Constituent Documents, LFG Constituent Documents or otherwise is applicable to the transactions contemplated by this Agreement.

(b) Authorization; No Conflicts. Except for the Bankruptcy Court Orders, this Agreement has been duly authorized, executed and delivered by each of the Sellers, and is a valid and binding agreement, enforceable in accordance with its terms, against each of the Sellers, subject to bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Intercompany Merger) will not (i) conflict with, violate or result in a breach of any provision of the Sole Stockholder Constituent Documents or the LFG Constituent Documents, (ii) conflict with, violate or result in a breach of, or constitute a default under, result in the termination of, accelerate the performance required by, or give rise to any right to termination, modification, cancellation or acceleration or result in the creation of any Lien upon any of the respective properties or assets of any of the Sellers, under any Contract to which any of the Sellers is a party or by which any of the Sellers or the Sellers’ properties may be bound or affected, or (iii) breach or violate any Requirement of Law or Applicable Order applicable to the Sellers.

(c) Consents and Approvals. Except for the Requisite Acquiror Approvals, the Bankruptcy Court Orders, the Requisite Bank Approvals and consents already obtained (as Previously Disclosed), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required of any of the Seller Parties in connection with their execution, delivery and performance of this Agreement, the Intercompany Merger and the consummation of the transactions hereunder.

(d) Ownership of Shares. The Sole Stockholder is the record and Beneficial Owner of, and has good and valid title to, all of the Outstanding Bank Common Shares, free and clear of any Liens. Upon consummation of the Intercompany Merger, LFG will have good and valid title to all Outstanding Bank Common Shares, free and clear of any and all Liens.

(e) Legal Proceedings. Except for the Bankruptcy Case, the Bankruptcy Plan or as set forth in Section 3.01(e) of the Sellers Disclosure Schedule, neither of the Sellers is subject to any order, judgment or decree or is a party to any legal, administrative, arbitration or other proceeding, claim, action or governmental investigation, and to the Sellers’ knowledge, there is no reasonable basis for, and there has not been threatened, any such order, judgment, decree, proceeding, claim, action or governmental investigation against either Seller. The Sole Stockholder is not subject to any order, judgment or decree or a party to any legal, administrative, arbitration or other proceeding, claim, action or governmental investigation and there is no reasonable basis for, and there has not been threatened, any such order, judgment, decree, proceeding, claim, action or governmental investigation against the Sole Stockholder.

(f) Tax Matters.

(i) (A) (x) the Sole Stockholder and Centennial Bank have timely filed all Tax Returns required to be filed by them and all such Tax Returns are true and complete in all material respects and (y) all other income Tax Returns and all other material Tax Returns required to be filed by or on behalf of either or both of the Sole Stockholder and Centennial Bank have been filed, (B) the Sole Stockholder and Centennial Bank have properly filed all Tax Returns required to be filed prior to the Closing Date in respect of information reporting requirements imposed by the Code or any similar provision of foreign, state or local Law or, in the case of Tax Returns to be retained by the Sole Stockholder and Centennial Bank prior to the Closing Date in respect of such information reporting requirements, has properly completed Tax Returns in their files, (C) all Taxes required to have been paid by the Sole Stockholder and Centennial Bank on or before the Closing Date have been timely paid in full, (D) no extensions of time with respect to a Tax assessment or deficiency or waivers of statutes of limitations have been given by or requested with respect to any Taxes of the Sole Stockholder or Centennial Bank, (E) there are no current Liens on any of the assets of the Sole Stockholder or Centennial Bank, other than Liens for Taxes not yet due and payable, (F) no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings have been entered into or issued to the Seller Parties or any Affiliate thereof (including Centennial Bank) by any Taxing Authority with respect to the Sole Stockholder or Centennial Bank, (G) neither the Sole Stockholder nor Centennial Bank has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code, (H) during the last five years, neither the Sole Stockholder nor Centennial Bank has been a party to a transaction intended to qualify under Section 355 of the Code as Tax-free with respect to Centennial Bank, (I) to the knowledge of the Seller Parties, no audits or administrative or judicial Tax proceedings are currently being conducted with respect to, and the Sellers have not received any notice of audit of, or deficiency, assessment, investigation or refund litigation with respect to, any of the Tax Returns referred to in clause (A) by or from the Internal Revenue Service or any other Taxing Authority, (J) no power of attorney granted prior to the Closing Date by any of the Seller Parties or Centennial Bank with respect to the Sole Stockholder or Centennial Bank will remain in effect after the Closing Date, (K) no claim has ever been made by a Taxing Authority in a jurisdiction where the Sole Stockholder or Centennial Bank does not file a Tax Return that such corporation is or may be subject to Tax by that jurisdiction and (L) the Sole Stockholder and Centennial Bank have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Sole Stockholder and Centennial Bank have timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

(ii) Acquiror and its Affiliates will not be required to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing, as a result of any of the following items with respect to the Sole Stockholder or Centennial Bank (A) a change in accounting method for a Tax period beginning on or before the Closing, (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), (C) any installment sale or open transaction disposition made on or prior to the Closing, (D) any prepaid amount received on or prior to the Closing or (E) an election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(iii) Neither the Sole Stockholder nor Centennial Bank is nor has it been a member of an Affiliated Group of corporations filing a consolidated federal income Tax Return (other than the group to which it is currently a member, the parent of which is LFG).

(iv) Neither the Sole Stockholder nor Centennial Bank has participated in any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2) , each of the Sole Stockholder and Centennial Bank have filed any Form 8886 required to have been filed, if any, and any such Form 8886 is accurate and complete in all material respects, and neither the Sole Stockholder nor Centennial Bank have participated in any confidential transactions, transactions with contractual protection or transactions of interest within the meaning of Treasury Regulation Section 1.6011-4(b)(3), (4) and (6).

(v) Neither the Sole Stockholder nor Centennial Bank has any liability for the Taxes of any Person other than itself (A) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

(vi) Sellers are not aware of any facts that would cause the Intercompany Merger not to be treated as a Tax-free reorganization for U.S. federal income Tax purposes.

(g) Disclosure. No representation or warranty by either Seller herein, in the Sellers Disclosure Schedule, or any certificate, exhibit or document furnished or to be furnished by a Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. No notification given by either Seller pursuant to Section 4.07 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or herein, in the light of the circumstances under which they were made, not misleading.

(h) Agreements with Governmental Entities. The Sole Stockholder is not currently and has not since January 1, 2008 been a party to any written order, decree, agreement or memorandum of understanding with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits; nor has the Sole Stockholder been advised by any such Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission to which Sole Stockholder would be a party.

(i) Financial Advisors. Other than Sandler O’Neill + Partners LP, neither Seller, Centennial Bank nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(j) Employees. The Sole Stockholder does not have nor has it ever had any employees.

(k) Subsidiaries. Except for Centennial Bank, the Sole Stockholder does not own, directly or indirectly, any capital stock or security or any other interests in, nor has any obligation to form or participate in, any company, partnership, joint venture or other organization or enterprise.

(l) Indebtedness. The Sole Stockholder does not have any Indebtedness.

(m) Contracts. Section 3.01(m) of the Sellers Disclosure Schedule sets forth a list of all contracts, agreements (written or oral), undertakings, understandings, commitments, guarantees, indentures, mortgages, loan agreements, deeds of trust, notes, leases or other instruments (each, a “Contract”) to which the Sole Stockholder is a party, copies of which have previously been delivered to Acquiror.

(n) Compliance with Contracts. The Sole Stockholder is not in breach or violation of or in default in the performance or observance of any term or provision of any Contract to which the Sole Stockholder is a party or by which the Sole Stockholder is bound or to which any of its properties are subject.

(o) No Undisclosed Liabilities, Etc. The Sole Stockholder does not have, nor has it ever had, any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise).

(p) Assets; Properties. The Sole Stockholder owns no assets other than its interest in Centennial Bank and proceeds thereof and neither conducts nor has conducted any business or operations other than with respect to its ownership interest in Centennial Bank. Sole Stockholder does not own and has never owned any real property and is not a party to any lease of real property.

(q) Books and Records.

(i) The books and records of the Sole Stockholder have been and are being fully, properly and accurately maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(ii) Other than its audited financial statements as of December 31, 2010 and December 31, 2011, the Sole Stockholder has not had audited financial statements prepared since its acquisition by LFG. Sole Stockholder’s statements of condition or balance sheets included in or incorporated by reference into its audited financial statements as of December 31, 2010 and December 31, 2011, including the related notes and schedules, (i) fairly presented the consolidated financial position of the LFG, as of the date of such statement of condition or balance sheet and (ii) fairly presented the consolidated results of operations, retained earnings, book value and cash flows of LFG for the periods set forth therein in accordance with GAAP and the requirements of Regulatory Authorities, as applicable.

(r) Intercompany Merger. Centennial Bank is not assuming any debts, liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) of the Sole Stockholder in the Intercompany Merger and will not result in any change in the outstanding capital stock of Centennial Bank.

(s) Reports. Sole Stockholder is not required to file any reports, registrations and statements with federal and state banking authorities.

(t) Sole Stockholder Capitalization.

(i) The authorized capital stock of Sole Stockholder consists of 1,500,000 shares of common stock, no par value per share (“Sole Stockholder Common Stock”) and no shares of preferred stock. At the date of this Agreement, there are 1,000 shares of the Sole Stockholder Common Stock outstanding, all of which shares are owned by LFG, and no shares of preferred stock outstanding. All of the issued and outstanding shares of the Sole Stockholder’s capital stock have been duly and validly authorized and issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof and subject to no preemptive rights (and were not issued in violation of any preemptive rights). There are no options, warrants, calls, rights, commitments or agreements of any character to which any Seller Party is a party or by which any Seller Party is bound, obligating any such party to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Sole Stockholder or any Contracts obligating any Seller Party to grant, extend or enter into any such options, warrants, calls, rights, commitments. There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Sole Stockholder having the right to vote (or convertible into, exchangeable for, securities having the right to vote) on any matters on which owners of the Sole Stockholder Common Stock may vote.

(ii) Since January 1, 2004, the Sole Stockholder has not made any public offerings, sales or issuances of its securities.

(iii) Other than the Bankruptcy Plan, the LFG Trust and the Cooperation Agreement, there are no voting trusts, shareholder agreements or other similar arrangements or understandings which affect voting of the outstanding Sole Stockholder Common Stock, or the ability of the Sellers to enter into this Agreement or to consummate the transactions contemplated hereunder.

(u) Insurance. The Sole Stockholder has enforceable insurance contracts in full force and effect which provide for coverage in amounts that are reasonable for its operations and which are usual and customary in the business of the Sole Stockholder as to amount and scope, and the Sole Stockholder has not failed to give any notice or present any material claim under any insurance contract in due and timely fashion. As of the date hereof, neither Seller Party has received any notice of cancellation or amendment of any such insurance contract or is in default under any such insurance contract, and no coverage thereunder is being disputed. Section 3.01(u) of the Sellers Disclosure Schedule includes true and complete copies of all such insurance contracts. There are no facts, events or circumstances which are likely to form a basis for a claim under any insurance contract listed on Section 3.01(u) of the Sellers Disclosure Schedule.

(v) Professional Expenses. Section 3.01(v) of the Sellers Disclose Schedule lists the estimated Professional Expenses, as estimated by Sole Stockholder in good faith.

Section 3.02 Representations and Warranties of Centennial Bank. Except as Previously Disclosed, Centennial Bank represents and warrants to Acquiror, as of the date of this Agreement and as of the Closing Date, as follows:

(a) Organization.

(i) Centennial Bank is a California industrial bank, authorized to conduct the business of an industrial bank in the State of California. Centennial Bank has no subsidiaries and owns no equity securities. Centennial Bank is duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority (corporate and otherwise) to own, operate and lease its properties, and to carry on its business as it is being conducted on the date of this Agreement. True and correct copies of Centennial Bank’s articles of incorporation and by-laws (the “Bank Constituent Documents”), as in effect on the date hereof, are included in Section 3.02(a) of the Bank Disclosure Schedule, and there are no plans to amend or otherwise modify the Bank Constituent Documents, except as contemplated by this Agreement. Bank’s deposit accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder. Centennial Bank’s charter is issued by the Commissioner of the Department of Financial Institutions of the State of California (“California DFI”). There are no proceedings pending, threatened or, to Centennial Bank’s knowledge, contemplated by the FDIC or California DFI seeking to revoke or limit, or which would have the effect of revoking or limiting, such deposit insurance or articles, nor do any grounds for such revocation or limitation exist or are reasonably likely to exist.

(ii) No “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other form of anti-takeover statute or regulation or any similar provision of the Bank Constituent Documents or otherwise is applicable to the transactions contemplated by this Agreement.

(b) Authorization; No Conflicts. This Agreement has been duly authorized, executed and delivered by Centennial Bank, and is a valid and binding agreement, enforceable in accordance with its terms, against Centennial Bank, subject to bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with, violate or result in a breach of any provision of the Bank Constituent Documents, (ii) conflict with, violate or result in a breach of, or constitute a default under, result in the termination of, accelerate the performance required by, or give rise to any right to termination, modification, cancellation or acceleration or result in the creation of any Lien upon any of the respective properties or assets of Centennial Bank, under any Contract to which Centennial Bank is a party or by which Centennial Bank’s properties may be bound or affected, or (iii) breach or violate any Requirement of Law or Applicable Order applicable to Centennial Bank.

(c) Consents and Approvals. Except for the Requisite Acquiror Approvals, the regulatory approvals set forth in Section 3.02(b) of the Bank Disclosure Schedule (“Requisite Bank Approvals”) and consents already obtained (as Previously Disclosed), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required of Centennial Bank in connection with its execution, delivery and performance of this Agreement and the consummation of the transactions hereunder.

(d) Ownership of Shares. The Outstanding Bank Common Shares are not subject to any preemptive right, right of first refusal or other right or restriction. All issued and outstanding shares of the Bank Common Stock are held of record by the Sole Stockholder free and clear of any and all Liens. Upon consummation of the Intercompany Merger and immediately prior to the Interim Bank Merger, all issued and outstanding shares of the Bank Common Stock will be held of record by LFG free and clear of any and all Liens.

(e) Bank Capitalization.

(i) The authorized capital stock of Centennial Bank consists of 500,000 shares of common stock, no par value per share (“Bank Common Stock”) and 15,000 shares of preferred stock. At the date of this Agreement and as of the Closing, there are and there will be 100,000 shares of the Bank Common Stock outstanding and no shares of preferred stock outstanding. All of the issued and outstanding shares of Centennial Bank’s capital stock have been duly and validly authorized and issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof and subject to no preemptive rights (and were not issued in violation of any preemptive rights). There are no options, warrants, calls, rights, commitments or agreements of any character to which any Seller Party is a party or by which any Seller Party is bound, obligating any such party to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Centennial Bank (collectively, “Bank Rights”) or any Contracts obligating any Seller Party to grant, extend or enter into any Bank Rights. There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of Centennial Bank having the right to vote (or convertible into, exchangeable for, securities having the right to vote) on any matters on which owners of the Bank Common Stock may vote.

(ii) Since January 1, 2004, Centennial Bank has not made any public offerings, sales or issuances of securities.

(iii) Other than the Bankruptcy Plan, the LFG Trust and the Cooperation Agreement, there are no voting trusts, shareholder agreements or other similar arrangements or understandings which affect voting of the Outstanding Bank Common Shares, or the ability of the Sellers to enter into this Agreement or to consummate the transactions contemplated hereunder.

(f) Reports and Financial Statements. Centennial Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that Centennial Bank was required to file with federal and state banking authorities (the “Reports”), all of which complied with applicable banking laws and regulations, and except for normal examinations conducted by a Regulatory Authority in the regular course of the business of Centennial Bank, to the Seller Parties’ knowledge, no Regulatory Authority is conducting, or has conducted, any proceeding or investigation into the business or operations of Centennial Bank since December 31, 2011 through the date of this Agreement. Centennial Bank has previously delivered to Acquiror true and complete copies of all Reports. Centennial Bank’s statements of condition or balance sheets included in or incorporated by reference into the Reports, including exhibits and schedules thereto, filed since January 1, 2008, including the related notes and schedules, fairly presented the consolidated financial position of Centennial Bank, as of the date of such statement of condition or balance sheet, and each of the consolidated statements of income, cash flows and shareholders’ equity included in or incorporated by reference in the Reports, including any related notes and schedules, fairly presented the consolidated results of operations, retained earnings, book value and cash flows of Centennial Bank for the periods set forth therein in accordance with GAAP and the requirements of Regulatory Authorities as applied with respect to industrial bank holding companies or industrial banks, as applicable, and all such statements of condition and statements of income, cash flows and shareholders’ equity were prepared by a public accounting firm of good standing.

(g) Books and Records and Internal Controls.

(i) The books and records of Centennial Bank have been and are being fully, properly and accurately maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(ii) None of Centennial Bank’s records, systems, controls, data and information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Centennial Bank or its accountants. Centennial Bank has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and the requirements of Regulatory Authorities applied with respect to industrial banks, their holding companies or any other criteria applicable to such statements. Since January 1, 2010, no Seller Party, nor, to the Seller Parties’ knowledge, any director, officer, employee, auditor, accountant or representative of the Seller Parties has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Centennial Bank or its internal accounting controls, including any material complaint, allegation, assertion or claim that Centennial Bank has engaged in questionable accounting or auditing practices.

(h) Compliance with Applicable Law.

(i) Centennial Bank holds all licenses, franchises, permits and authorizations used in or necessary for the lawful conduct of its business.

(ii) Centennial Bank has complied and is complying with any Law or Requirements of Law applicable to its business, including, without limitation, all Laws related to data protection or privacy, and any posted or internal privacy policies relating to data protection or privacy, including, without limitation, the protection of personal information. No investigation or review by any Governmental Entity, with respect to Centennial Bank, is pending, threatened or, to Centennial Bank’s knowledge, contemplated.

(iii) Centennial Bank was rated “satisfactory” in its most recent performance evaluation, dated July 19, 2010, under the CRA. Centennial Bank has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in the current CRA rating being lowered.

(iv) Except for the Consent Order, neither Centennial Bank, nor, to Centennial Bank’s knowledge, any of its directors, officers or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable Laws or regulations, and no such disciplinary proceeding or order is pending, nor to Centennial Bank’s knowledge, threatened.

(v) Neither Centennial Bank, nor to Centennial Bank’s knowledge, any other Person acting on behalf of Centennial Bank has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains. Centennial Bank has, during the past three years, implemented such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, the U.S. Anti-Money Laundering Laws and the rules and regulations issued thereunder.

(i) Legal Proceedings. Except for the Consent Order, Centennial Bank and its assets are not subject to any order, judgment or decree, nor is Centennial Bank a party to any legal, administrative, arbitration or other proceedings, claim, action or governmental investigation of any nature against Centennial Bank or to which any of Centennial Bank’s assets are subject or which relates to or challenges the validity or propriety of the transactions contemplated by this Agreement, and there is no reasonable basis for, and, to Centennial Bank’s knowledge, there has not been threatened, any such order, judgment, decree, proceeding, claim, action or governmental investigation against Centennial Bank.

(j) Tax Matters.

(i) Except in each case as set forth in Section 3.02(j) of the Bank Disclosure Schedule, (A) (x) Centennial Bank has timely filed all Tax Returns required to be filed by it , and all such Tax Returns are true and complete in all material respects and (y) all other income Tax Returns and all other material Tax Returns required to be filed on behalf of Centennial Bank have been timely filed, (B) Centennial Bank has properly filed all Tax Returns required to be filed prior to the Closing Date in respect of information reporting requirements imposed by the Code or any similar provision of foreign, state or local Law or, in the case of Tax Returns to be retained by Centennial Bank prior to the Closing Date in respect of such information reporting requirements, has properly completed Tax Returns in Centennial Bank’s files, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been timely paid in full and all Taxes required to have been paid by Centennial Bank have been timely paid, (D) no extensions of time with respect to a Tax assessment or deficiency or waivers of statutes of limitations have been given by or requested with respect to any Taxes of Centennial Bank, (E) there are no Liens on any of the assets of Centennial Bank that arose in connection with any failure (or alleged failure) to pay any Tax, other than Taxes not yet due and payable, (F) no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings have been entered into or issued by any Taxing Authority to the Seller Parties or any Affiliate thereof with respect to Centennial Bank, (G) Centennial Bank has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code, (H) during the last five years, Centennial Bank has not been a party to a transaction intended to qualify under Section 355 of the Code as Tax-free with respect to Centennial Bank, (I) to the knowledge of Centennial Bank, no audits or administrative or judicial Tax proceedings are currently being conducted with respect to, and neither Centennial Bank nor the Sellers have received any notice of audit of, or deficiency, assessment, investigation or refund litigation with respect to, any of the Tax Returns referred to in clause (A), by or from the Internal Revenue Service or any other Taxing Authority, (J) no claim has ever been made by a Taxing Authority in a jurisdiction where Centennial Bank does not file a Tax Return that Centennial Bank is or may be subject to Tax by that jurisdiction and (K) Centennial Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Centennial Bank has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Section 3.02(i) of the Bank Disclosure Schedule lists all income Tax Returns filed with respect to Centennial Bank for taxable periods ended on or after December 31, 2008, indicates those income Tax Returns that have been audited, and indicates those income Tax Returns that currently are the subject of audit.

(ii) Acquiror and its Affiliates will not be required to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing, as a result of any of the following items with respect to Centennial Bank (A) a change in accounting method for a Tax period beginning on or before the Closing, (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law), (C) any installment sale or open transaction disposition made on or prior to the Closing, (D) any prepaid amount received on or prior to the Closing or (E) an election under Section 108(i) of the Code (or any similar provision of state, local or foreign Tax Law).

(iii) Centennial Bank is not and has not been a member of an Affiliated Group of corporations filing a consolidated federal income Tax Return (other than the group to which Centennial Bank is currently a member, the common parent of which is LFG).

(iv) Centennial Bank has not participated in any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2), Centennial Bank has filed any Form 8886 required to have been filed, if any, and any such Form 8886 is accurate and complete in all material respects with respect to Centennial Bank, and Centennial Bank has not participated in any “reportable transactions” which are confidential transactions, transactions with contractual protection or transactions of interest as described in Treasury Regulation Section 1.6011-4(b)(3), (4) and (6).

(v) Centennial Bank has no liability for the Taxes of any Person other than Centennial Bank (A) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

(k) Employee Matters.

(i) All incentive bonus, deferred compensation, pension, profit-sharing, savings, employee stock ownership, stock purchase, restricted stock, stock appreciation rights, and stock option and stock-based plans, employment and severance contracts, and all benefit plans, contracts, policies or arrangements (regardless of whether they are funded or unfunded, foreign or domestic) covering current employees (and other service providers) or former employees of Centennial Bank, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and also, those for which Centennial Bank has or may have any actual, contingent or controlled group liability (the “Plans”), are listed in Section 3.02(k) of the Bank Disclosure Schedule. Centennial Bank has provided to Acquiror true and complete copies of all such plans, contracts and arrangements, including but not limited to, trust agreements and insurance contracts, if any, forming a part thereof, and all amendments thereto, the past three years’ Forms 5500 and actuarial reports, and IRS determination letters, all of which are listed in Section 3.02(k) of the Bank Disclosure Schedule.

(ii) All Plans are and have been maintained in compliance with applicable Law and the terms of such Plans in all material respects. Each Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code is a tax-qualified plan and has received an updated favorable determination letter from the Internal Revenue Service covering EGTRRA, and Centennial Bank is not aware of any circumstances likely to result in revocation of any such favorable determination letter or result in a requirement to voluntarily correct any qualification defects to maintain the qualified status of the plan. There is no pending or threatened litigation relating to the Plans. Centennial Bank has not engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Centennial Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii) No liability under ERISA has been or may be incurred by Centennial Bank with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA or Section 414 of the Code, currently or formerly maintained by Centennial Bank, or the single-employer plan of any entity which is considered one employer with Centennial Bank under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Centennial Bank does not and has never sponsored or maintained any plan subject to Title IV of ERISA. Any and all liabilities relating to any and all plans subject to Title IV of ERISA sponsored or maintained by any ERISA Affiliate have been fully satisfied and Centennial Bank has no actual, contingent, or controlled group liability with respect to any such plan. All assets of the LandAmerica Cash Balance Plan have been fully distributed and neither Centennial Bank nor any ERISA Affiliate has any continuing liability relating to such plan. Neither Centennial Bank nor any ERISA Affiliate has at any time been obligated to contribute to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the twelve (12) month period ending on the date hereof.

(iv) All contributions required to be made under the terms of any Plan have been timely made when due. Neither any Pension Plan nor a single-employer plan of an ERISA Affiliate is in “at risk” status within the meaning of Section 303 of ERISA.

(v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year that ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of
Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan’s most recent actuarial valuation), did not exceed then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year. No Plan of Centennial Bank is a multiple-employer plan.

(vi) Centennial Bank has no obligations for retiree health and life benefits under any Plan or otherwise. There are no restrictions on the rights of Centennial Bank to amend or terminate any such Plan without incurring any liability thereunder. No Plan that is a health or welfare benefit Plan is self-funded. Neither Centennial Bank nor any ERISA Affiliate has any commitment or intent to amend any existing Plan or create any new arrangement that would be a Plan. Centennial Bank is not a party to any arrangement subject to Section 409A of the Code.

(vii) Neither the execution or shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby or thereby (either alone or together with any other event) will (A) entitle any employee of Centennial Bank to severance pay or any increase in severance pay upon any termination of employment prior to or after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Plans, (C) limit or restrict the right of Centennial Bank, to merge, amend or terminate any of the Plans, or (D) cause Centennial Bank to record additional compensation expense on its respective income statement with respect to any outstanding stock option or other equity-based award. Neither the execution or shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby or thereby (either alone or together with any other event) may result in any payments which would not be deductible under Section 280G of the Code.

(viii) Section 3.02(k) of the Bank Disclosure Schedule contains a true and complete list of all full-time employees of Centennial Bank, together with current salary and years of service for each such employee.

(l) Insurance. Centennial Bank has enforceable insurance contracts in full force and effect which provide for coverage in amounts that are reasonable for its operations and which are usual and customary in the business of Centennial Bank as to amount and scope, and Centennial Bank has not failed to give any notice or present any material claim under any insurance contract in due and timely fashion. Section 3.02(l) of the Bank Disclosure Schedule includes true and complete copies of all such insurance contracts. As of the date hereof, Centennial Bank has not received any notice of cancellation or amendment of any such insurance contract, is not in default under any such insurance contract, and no coverage thereunder is being disputed. The existing insurance carried by Centennial Bank is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, sufficient for compliance in all material respects by Centennial Bank with all requirements of Law and agreements to which Centennial Bank is subject or is party, and is, to Centennial Bank’s knowledge, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Centennial Bank. There are no facts, events or circumstances which are likely to form a basis for a claim under any insurance contract listed on Section 3.02(l) of the Bank Disclosure Schedule. Section 3.02(l) of the Bank Disclosure lists all insurance claims made by Centennial Bank since January 1, 2010.

(m) Compliance with Contracts. Centennial Bank is not in breach or violation of or in default in the performance or observance of any term or provision of any Contract to which Centennial Bank is a party or by which Centennial Bank is bound or to which any of its properties are subject.

(n) Absence of Certain Changes. Except for transactions contemplated by this Agreement, since December 31, 2010, Centennial Bank has conducted its businesses only in the ordinary course, consistent with Past Practice and subject to the Consent Order, and there has not been (i) any change to the condition (financial or other), results of operations, assets, liabilities, management, prospects, reputation, or business of Centennial Bank or the Sole Stockholder, each taken as a whole, which has had, may have, or constitutes a Material Adverse Effect or (ii) any material damage, destruction, theft or other casualty loss (whether or not covered by insurance).

(o) Disclosure. No representation or warranty by Centennial Bank herein, in the Bank Disclosure Schedule, or any certificate, exhibit or document furnished or to be furnished by Centennial Bank pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. No notification given by Centennial Bank pursuant to Section 4.07 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or herein, in the light of the circumstances under which they were made, not misleading.

(p) No Undisclosed Liabilities, Etc. Centennial Bank does not have any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the Reports or the Audited Financial Statements, except for liabilities or obligations that may have arisen in the ordinary and usual course of business.

(q) Agreements with the Banking Authorities. Other than the consent order with the California DFI and FDIC, dated February 24, 2010 (the “Consent Order”) (a copy of which is set forth in Section 3.02(q) of the Bank Disclosure Schedule), Centennial Bank is not currently and has not since January 1, 2009 been a party to any written order, decree, agreement or memorandum of understanding with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits; nor has Centennial Bank been advised by any such Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

(r) Quality of Assets. Section 3.02(r) of the Bank Disclosure Schedule sets forth an accurate and complete list (the “Asset Classification”) of each Extension of Credit, as defined in Section 3.02(w), that has been classified as of December 31, 2011 by any internal bank examiner, auditor, or any member of Centennial Bank management as the equivalent of an “Other Loan Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import according to Centennial Bank’s credit policy dated May 27, 2011 (“Criticized Assets”). No Extension of Credit or other asset that has been classified as of such date by any regulatory examiner or auditor as a Criticized Asset or otherwise classified by such regulatory examiner or auditors is excluded from the disclosure in the Asset Classification.

(s) Material Contracts.

(i) Centennial Bank has Previously Disclosed and provided to Acquiror complete and correct copies of the following Contracts (“Material Contracts”) to which Centennial Bank is a party, by which it may be bound, or to which its assets or properties may be subject, a list of which is set forth in Section 3.02(s) of the Bank Disclosure Schedule:

(1) any lease of real property;

(2) any partnership, limited liability company, joint venture or other similar agreement or arrangement;

(3) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise);

(4) any individual Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (1) annual payments of $50,000 or more or (2) aggregate payments of $50,000 or more;

(5) all Contracts, other than those set forth under clause (4) above, for the purchase of services, materials, supplies, goods, equipment or other assets or property that, together with all other such Contracts, provide for aggregate payments of $500,000 or more;

(6) any Contract that creates future payment obligations in excess of $100,000 and that by its terms does not terminate or is not terminable without penalty upon notice of sixty (60) days or less, or any Contract that creates or would create a Lien;

(7) any Contract providing for a power of attorney on behalf of Centennial Bank;

(8) any Contract, other than this Agreement, providing for exclusive dealing or limiting the freedom of Centennial Bank or any of its current or former employees to compete in any line of business or with any person or in any area, or that would so limit their freedom;

(9) any Contract, other than this Agreement, that requires Centennial Bank to disclose confidential information or to indemnify or hold harmless any person;

(10) any Contract, other than this Agreement, that is in effect, or has been entered into in the two years prior to the date hereof, with (1) any Affiliate of Centennial Bank, (2) any current or former director, officer, employee, consultant or stockholder of Centennial Bank or any of its Affiliates, or (3) any member of the Family of a person identified in clauses (1) or (2) of this paragraph;

(11) any Contract with a Governmental Entity;

(12) any agreement or contract entered into by Centennial Bank relating to, in any way, any proposal for a merger, consolidation or other business combination involving Centennial Bank or any other proposal or offer to acquire in any manner the capital stock, business, assets or deposits of, Centennial Bank since January 1, 2008;

(13) any other Contract not entered into in the ordinary course of business consistent with Past Practice or that is material to it or its financial condition or results of operations.

(ii) Each Material Contract is a valid and legally binding agreement of Centennial Bank and, to Centennial Bank’s knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. Neither Centennial Bank, nor to Centennial Bank’s knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract.

(t) Material Interests of Certain Persons; Agreements with Related Persons.

(i) No officer or director of Centennial Bank, or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any Material Interest in any property (whether real or personal, tangible or intangible) or Contract used in or pertaining to the business of Centennial Bank.

(ii) Section 3.02(t)(ii) of the Bank Disclosure Schedule sets forth a list, complete and accurate in all respects, of each Extension of Credit, and each Contract or instrument of any other nature, between Centennial Bank, on the one hand, and the Sole Stockholder, LFG or any of their respective Related Persons, on the other hand, which is outstanding on the date hereof, along with the material terms of any such Contract, the amount of any such Extension of Credit or of the aggregate obligations of Centennial Bank, as the case may be, to the Sole Stockholder, LFG or any of their respective Related Persons under any such Contract, agreement, understanding, Extension of Credit or other instrument. Each Extension of Credit, Contract or other instrument set forth on the Bank Disclosure Schedule with respect to this Section 3.02(t)(ii) has been entered into on arm’s-length terms and at prevailing market prices. None of the Sole Stockholder, LFG or any of their respective Related Persons has, or is reasonably likely to have, any claim or right against Centennial Bank in connection with such Contract, agreement, understanding Extension of Credit or other instrument.

(u) Property Rights. Centennial Bank has good and marketable title to, or valid, binding and enforceable leasehold interests in, and the right of possession to, all real properties and good title to all other property and assets, tangible and intangible, free and clear of all Liens. Section 3.02(u) of the Bank Disclosure Schedule sets forth an accurate and complete list of all real property held or leased by Centennial Bank and all items of Centennial Bank’s tangible personal property and equipment with a book value of $50,000 or more or having any annual lease payment of $25,000 or more. All properties and assets used by Centennial Bank are in good operating condition and repair suitable for the purposes for which they are currently utilized (normal wear and tear excepted) and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. Centennial Bank enjoys peaceful and undisturbed possession under all leases for the use of all property under which it is lessee, and all leases to which Centennial Bank is a party are valid and binding obligations in accordance with the terms thereof.

(v) Environmental Matters.

(i) Centennial Bank is in compliance, and has fully complied at all times, with all Laws relating to pollution or protection of the environment or health and safety (“Environmental Laws”) and has not received any communication from a governmental authority with respect to alleged compliance or the failure thereof.

(ii) There is no civil, criminal or administrative action, claim, demand, investigation or notice relating to any alleged violation of, or liability under any Environmental Law (an “Environmental Claim”) pending or threatened.

(iii) During the period of Centennial Bank’s ownership or operation of any of its properties (including soils, groundwater, surface water, buildings or other structures), there has not been any release of any substance regulated pursuant to any Environmental Law (“Hazardous Substance”) on, under or affecting any such property.

(iv) Centennial Bank is not subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party concerning liability or obligations relating to any Environmental Law or relating to any Hazardous Substance.

(v) To Centennial Bank’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any chemical, pollutant, contaminant, waste, toxic substance, petroleum or petroleum product, that would form the basis of any Environmental Claim or liability, in either case (x) against Centennial Bank, (y) against any person or entity whose liability for any Environmental Claim Centennial Bank has or may have retained, acquired or assumed either contractually or by operation of law, or (z) involving any real or personal property which Centennial Bank currently or has formerly owned, leased or managed, or supervised or participated in the management of, or in which Centennial Bank has currently for formerly held a security interest or any other interest in connection with a loan or loan participation.

(w) Extensions of Credit; Loan Participations. Section 3.02(w) of the Bank Disclosure Schedule sets forth a complete list of each loan, revolving credit facility, letter of credit, retail installment contract or other extension of credit or commitment to extend credit (collectively, “Extensions of Credit”) of Centennial Bank, which was outstanding as of a date not more than ten (10) Business Days prior to the date of this Agreement along with the amount thereof. All Extensions of Credit made, entered into or acquired by Centennial Bank are evidenced by promissory notes or other evidences of indebtedness, which, together with all security agreements and guarantees, are valid and legally binding obligations of Centennial Bank and, to Centennial Bank’s knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. All Extensions of Credit made, entered into or acquired by Centennial Bank comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements, the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder. Centennial Bank has properly perfected or caused to be perfected all security interests, liens, or other interests in any collateral securing any Extension of Credit made by it. Except for the Criticized Assets, Centennial Bank, and, to Bank’s knowledge, any counterparty or counterparties, is not in breach of any provision of nor in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Extension of Credit.

(x) Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Centennial Bank is a party (collectively, “Interest Rate Instruments”) are listed on Section 3.02(x) of the Bank Disclosure Schedule and were entered into in the ordinary course of business consistent with Past Practice and in accordance with prudent banking practice and applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time. All Interest Rate Instruments are valid and legally binding obligations of Centennial Bank, and, to Centennial Bank’s knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither Centennial Bank, nor, to Centennial Bank’s knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument.

(y) Labor Contracts and Relations. With respect to any current or former employees of Centennial Bank, it is not a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Centennial Bank the subject of a proceeding asserting it has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization as to wages and conditions of employment, nor is any such proceeding threatened, nor is there any strike or other labor dispute involving Centennial Bank pending or threatened, nor, to Centennial Bank’s knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity. Centennial Bank is in compliance in all material respects with all currently applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours. Centennial Bank has no current liabilities for the payment of any compensation, damages, fines, penalties or other amounts, however designated, for failure to comply with any of the requirements of applicable Law described in the preceding sentence.

(z) Trust Business. Centennial Bank does not have fiduciary powers and does not administer any accounts in a fiduciary capacity, including but not limited to, accounts for which it would serve as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(aa) Financial Advisors. Other than Sandler O’Neill + Partners LP, neither Seller, neither Centennial Bank, nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(bb) Intellectual Property.

(i) Section 3.02(bb) of the Bank Disclosure Schedule lists all Intellectual Property owned or licensed by Centennial Bank. All of Centennial Bank’s material Intellectual Property is owned exclusively by Centennial Bank free and clear of any Liens, is subsisting and, to Centennial Bank’s knowledge, is valid and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting Centennial Bank’s use of, or its rights to, such Intellectual Property.

(ii) Centennial Bank owns or holds exclusive or non-exclusive licenses in or has sufficient rights to use all Intellectual Property used in its business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement.

(iii) Centennial Bank has not granted any licenses or other rights to third parties to use its Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms which have been previously provided to Centennial Bank. Consummation of the transactions contemplated by this Agreement will not create any license under or Liens on any Intellectual Property owned by Centennial Bank.

(iv) To Centennial Bank’s knowledge, the conduct of business as currently conducted by Centennial Bank does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, and since December 31, 2008 there has been no such claim, action or proceeding asserted or threatened against Centennial Bank or any Person seeking indemnity therefor from Centennial Bank, in each case other than any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. There is no claim, action or proceeding pending or threatened against Centennial Bank or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property rights claimed to be owned by Centennial Bank or used or alleged to be used in the business of Centennial Bank. To Centennial Bank’s knowledge, no Person is infringing, misappropriating or otherwise violating in any manner the Intellectual Property rights owned by Centennial Bank.

(v) The IT Assets used by Centennial Bank in the operation of its businesses (A) perform sufficiently as required by Centennial Bank for the operation of its businesses as currently conducted and (B) since December 31, 2008 have not malfunctioned or failed, other than any such failures to operate and perform or any such malfunctions or failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Since December 31, 2008, Centennial Bank has maintained backup and disaster recovery technologies that is reasonable and consistent with industry practices in all material respects

Section 3.03 Representations and Warranties of Acquiror. Except as Previously Disclosed, Acquiror hereby represents and warrants to the Sellers, as of the date of this Agreement and as of the Closing Date, as follows:

(a) Organization. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Acquiror has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Acquiror has the power and authority to own and operate its assets and properties and to conduct its business as it is now being conducted.

(b) Authorization; No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Acquiror. No other corporate proceedings on the part of Acquiror are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquiror. Assuming due authorization, execution and delivery by Centennial Bank and the Seller Parties, this Agreement constitutes a valid and binding obligation of each of Acquiror, enforceable against Acquiror in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Consents and Approvals. Except for the Requisite Bank Approvals and the regulatory approvals as set forth in Section 3.03(c) of the Acquiror Disclosure Schedule (“Requisite Acquiror Approvals”) and consents already obtained (as Previously Disclosed), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required of it in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions hereunder.

(d) Exclusivity of Representations and Warranties. Acquiror is experienced and sophisticated with respect to transactions of the type contemplated by this Agreement and has conducted its own independent review and analysis of Centennial Bank. Acquiror acknowledges that (i) it and its Representatives have had an opportunity to meet with the officers and employees of Centennial Bank to discuss the business and operations of Centennial Bank and (ii) except for the representations and warranties expressly set forth in this Agreement, the Sellers Disclosure Schedule and Bank Disclosure Schedule, (A) Acquiror has not relied on any representation or warranty from the Seller Parties and their respective Representatives in determining to enter into this Agreement and (B) Seller Parties and their respective Representatives have not made any representation or warranty, express or implied, as to Centennial Bank or the accuracy or completeness of any information regarding any of the foregoing that Sellers or any other Person furnished or made available to Acquiror and its Representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials).

(e) Reports and Financial Statements. Acquiror has filed all reports, registrations and statements that it was required to file with federal and state banking authorities (the “Acquiror Reports”), all of which complied with applicable banking laws and regulations. Acquiror’s statements of condition or balance sheets included in or incorporated by reference into the Acquiror Reports, including exhibits and schedules thereto, filed with the U.S. Securities and Exchange Commission since January 1, 2008, including the related notes and schedules, fairly presented the consolidated financial position of the Acquiror, as of the date of such statement of condition or balance sheet, and each of the consolidated statements of income, cash flows and shareholders’ equity included in or incorporated by reference in the Reports, including any related notes and schedules, fairly presented the consolidated results of operations, retained earnings, book value and cash flows of Acquiror for the periods set forth therein in accordance with requirements of Regulatory Authorities as applied with respect to the Acquiror.

(f) Books and Records. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(g) Compliance with Applicable Law. Since January 1, 2010, Acquiror has complied with all Laws applicable to it or to the operation of its business, except for such noncompliance that has not had, and is unlikely to have a Material Adverse Effect on Acquiror or cause a delay in the approval of consummation of the transactions contemplated herein.

(h) Legal Proceedings. Acquiror is not subject to any order, judgment or decree, nor is Acquiror a party to any legal, administrative, arbitration or other proceedings claim, action or governmental investigation of any nature against Acquiror or to which any of its assets are subject, which challenges the validity or propriety of the transactions contemplated by this Agreement, and there is no reasonable basis for, and, to Acquiror’s knowledge, there has not been threatened, any such order, judgment, decree, proceeding, claim, action or governmental investigation against Acquiror.

(i) Disclosure. No representation or warranty by Acquiror herein, in the Acquiror Disclosure Schedule, or any certificate, exhibit or document furnished or to be furnished by Acquiror pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. No notification given by Acquiror pursuant to Section 4.07 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or herein, in the light of the circumstances under which they were made, not misleading.

(j) Regulatory Matters.

(i) Acquiror is not currently a party to any written order, decree, agreement or memorandum of understanding with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits; nor has Acquiror been advised by any such Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

(ii) As of the date hereof, Acquiror is at least “well capitalized” (as that term is defined at 12 C.F.R. 5.39(d)(11) or the relevant regulation of its primary federal bank regulator).

(iii) Acquiror was rated “Satisfactory” or “Outstanding” for performance under the CRA following its most recent CRA performance examination by a Governmental Entity. Acquiror has not been informed that its current rating will or may be lowered in connection with a pending or future examination for CRA performance nor does it have knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Acquiror having its current rating lowered.

(iv) Acquiror has not received notice of and does not have any knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

(k) Financing. On the Closing Date, Acquiror will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to (i) deliver the Cash Consideration and to promptly pay any other amounts to be paid by it under this Agreement on the Closing Date and (ii) to pay any amounts that may become payable by Acquiror after the Closing Date in accordance with Section 4.09(h).

ARTICLE IV

Covenants

Section 4.01 Taking of Necessary Action. Each of the parties hereto agrees to use commercially reasonable efforts to promptly take, or cause to be taken, all action and promptly to do, or cause to be done, all things necessary, or execute and deliver (or procure the execution and delivery of) such further agreements, releases, notifications and other documents, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, or to vest Acquiror with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Interim Bank Merger. Without limiting the foregoing, (i) the Seller Parties and Acquiror shall each use their commercially reasonable efforts to make all filings and obtain all consents of Governmental Entities necessary or advisable for the consummation of the transactions contemplated by this Agreement; (ii) the Seller Parties shall each use their commercially reasonable efforts to make all filings and obtain all consents of Governmental Entities necessary or advisable for the consummation of the Intercompany Merger; and (iii) the Seller Parties and Acquiror shall each use their commercially reasonable efforts to satisfy the conditions set forth in Article VI. If at any time before or after the Closing any further action is necessary or desirable (such determination to be made in Acquiror’s reasonable discretion) to carry out the purpose of this Agreement, or to vest Acquiror with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Interim Bank Merger, each party to this Agreement and its respective officers and directors shall take, or cause to be taken, all actions to promptly accomplish the foregoing.

Section 4.02 Public Announcements. Until the Closing Date, the parties hereto shall coordinate with each other as soon as practicable in advance as to (i) the form and content of any external communication intended for dissemination or to reach, or reasonably expected to be disseminated or to reach, members of the public or Centennial Bank customers regarding the transactions contemplated by this Agreement and (ii) the form and content of any communication from any Seller Party to Centennial Bank’s employees, the public or Centennial Bank customers. Neither party shall disseminate any such communication without the consent of the other party, not to be unreasonably withheld, except that nothing contained in this Agreement shall prevent the parties hereto from publishing any press release or from making any and all public disclosures which it reasonably determines to be legally required to comply with any applicable securities laws or regulations, the rules of any self-regulatory organization or requests of governmental agencies or authorities; provided that, to the extent possible under the circumstances, the party making such disclosure consults with the other party.

Section 4.03 Regulatory Approvals.

(a) Acquiror, with the cooperation of the Seller Parties, shall use commercially reasonable efforts to prepare as promptly as practicable, but in no event no later than 20 days after the entry of the last of the Bankruptcy Court Orders that is required to be entered to obtain approval of all of the terms and conditions of this Agreement and all of the documentation related hereto, to make all filings and to obtain all Requisite Approvals and will in good faith pursue all such Requisite Approvals; provided, that in no event shall Acquiror be required to accept any new restriction or condition on Acquiror or any of its Affiliates which is or is reasonably likely to be materially and unreasonably burdensome on Acquiror’s or its Affiliates’ business following the Closing or which would be reasonably likely to materially reduce the economic benefits of the transactions contemplated by this Agreement to Acquiror to such a degree that Acquiror would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”). The Seller Parties shall as promptly as practicable, but in any case no later than one Business Day following the date on which Acquiror makes its initial filings to obtain the Requisite Acquiror Approvals, file such notices or applications with the California DFI and FDIC as may be required in order to consummate the Intercompany Merger. The Sellers, Centennial Bank and Acquiror shall cooperate fully with each other in regard to the Requisite Approvals, including filing and executing any documents, obtaining any consents, permits or other authorizations reasonably requested by Acquiror, and providing such other assistance as is reasonably necessary to enable Acquiror to make all filings and to obtain all Requisite Approvals as promptly as practicable.

(b) Each party agrees that it shall consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated hereby. The parties shall have the right to review in advance, and to the extent practicable the parties will consult with each other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) The Sellers, Centennial Bank and Acquiror shall, upon request, furnish the other parties with all information concerning itself, its business, its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party with or to any third party or Governmental Entity in connection with the transactions contemplated hereby.

(d) The information to be supplied by the parties to each other will be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) The Parties shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any approval will not be obtained or that the receipt of any such approval will be materially delayed or that otherwise relates to the transaction contemplated by this Agreement.

Section 4.04 Access and Inspection.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Sellers and Centennial Bank shall accord to the officers, employees, accountants, counsel and other representatives of Acquiror reasonable access, during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, Sellers and Centennial Bank shall make available to Acquiror: (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws, and (ii) all other information concerning its business, properties and personnel as Acquiror may reasonably request. Acquiror shall receive notice of all meetings of the Sole Stockholder and Centennial Bank’s Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all Sole Stockholder and Centennial Bank’s representatives to such meetings are provided notice).

(b) Sole Stockholder and Centennial Bank shall provide Acquiror with true, correct and complete copies of all financial and other information provided to directors of Sole Stockholder and Centennial Bank in connection with meetings of their Boards of Directors or committees thereof contemporaneously with furnishing any such information to the directors of Sole Stockholder and Centennial Bank.

Section 4.05 Solicitation of Offers. The Seller Parties shall not and shall cause their respective officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any information or assistance to, or have any discussions with, any person relating to, any Acquisition Proposal. The Seller Parties shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Acquiror pursuant to this Agreement, with respect to any Acquisition Proposal and will enforce any confidentiality or similar agreement relating to an Acquisition Proposal, including the return or destruction of information. The Seller Parties shall, within one Business Day following receipt of any unsolicited Acquisition Proposal, advise Acquiror of the existence of such Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and shall keep Acquiror apprised of any related developments on a current basis.

Section 4.06 Confidentiality.

(a) Prior to the Closing, Acquiror shall not, and shall cause its Related Persons not to, use any information obtained pursuant to the provisions of this Agreement for any purpose other than the transactions contemplated hereby, and, subject to the requirements of law, will hold all such information and documents concerning the Seller Parties in confidence (except that Acquiror may disclose or reveal such information to its Representatives who are actively and directly participating in its evaluation of the transactions contemplated in this Agreement or who otherwise need to know such information for the purpose of evaluating the transactions contemplated in this Agreement and shall cause those persons to observe the terms of this Section 4.06(a)), unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed.

(b) The Seller Parties shall not, and each of them shall cause their respective Related Persons not to, use any information concerning Acquiror and its Affiliates obtained pursuant to the provisions of this Agreement for any purpose other than the transactions contemplated hereby, and, subject to the requirements of law, each of them will hold all information and documents, howsoever obtained, concerning Acquiror and its Affiliates in confidence (except that the Seller Parties may disclose or reveal such information to its Representatives who are actively and directly participating in its evaluation of the transactions contemplated by this Agreement or who otherwise need to know such information for the purpose of evaluating the transactions contemplated by this Agreement and shall cause those persons to observe the terms of this Section 4.06(b)), unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed.

(c) The Seller Parties shall not, and each of them shall cause their respective Related Persons not to, purchase, sell, or otherwise trade in any debt or equity securities of Western Alliance Bancorporation, a Nevada corporation and the parent company of Acquiror, until such time as this Agreement and the transactions contemplated hereby are publicly disclosed.

(d) Upon any party becoming aware of any Requirement of Law to disclose any such information or document referred to in this Section 4.06, such party shall promptly notify the party to which such information or document pertains, and shall thereafter cooperate with such other party, to the extent reasonably practicable under the circumstances, with the view of avoiding the disclosure of such information or document; provided, however, that in no case shall any party have any liability to any other party hereunder for any action taken by such party in reliance upon the advice of counsel.

Section 4.07 Notification of Certain Matters. Each of the parties to this Agreement shall give prompt notice to the other parties (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) may result in a Material Adverse Effect with respect to it or (b) may cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

Section 4.08 Bankruptcy Court Orders. In accordance with Section 7.16(c) of the Bankruptcy Plan, the Seller Parties shall cause the Dissolution Trustee to, within one (1) Business Day following the date of execution of this Agreement by the parties, file a motion, which shall include a complete and fully-executed copy of this Agreement as an exhibit thereto, with the Bankruptcy Court seeking approval of the transactions contemplated hereby and/or, to the extent required by the Bankruptcy Court, recommendations as to findings of fact and conclusions of law with respect to this Agreement and the transactions contemplated hereby to be considered and adopted by the District Court (the “Bankruptcy Court Motion”). The Bankruptcy Court Orders shall (unless such action has been previously approved by separate final order of the Bankruptcy Court) approve: (i) the form and manner of notice of the Bankruptcy Court Motion; (ii) the Seller Parties’ performance under this Agreement; (iii) the Termination Fee, including the amount of such fee and the circumstances under which the Parties would become obligated to pay such fee; (iv) the Intercompany Merger; (v) the Interim Bank Merger; (vi) the delivery of the Cash Consideration to LFG upon conversion of Outstanding Bank Common Shares as a result of the Interim Bank Merger and the Specified Loans, and any proceeds thereof, in each case free and clear of any and all Liens of any Person, in accordance with the Bankruptcy Plan; (vii) the transfer of the Cash Consideration and the Specified Loans from the Dissolution Trustee to the LFG Trustee in accordance with the Bankruptcy Plan, free and clear of any and all liens and (viii) Acquiror as a good faith purchaser under Section 363 of the Bankruptcy Code.

Section 4.09 Tax Matters.

(a) Liability for Taxes. LFG shall be liable for and indemnify Acquiror for (1) all Taxes imposed on the LandAmerica Group (including Centennial Bank or Sole Stockholder) for any taxable year or portion thereof ending on or prior to the Closing Date (including, without limitation, any Taxes resulting from the Intercompany Merger), and (2) any Taxes imposed on Centennial Bank or Sole Stockholder by reason of its several liability pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of applicable Law or by reason of Centennial Bank or Sole Stockholder ever having been a member of any Affiliated Group on or prior to the Closing Date. Except as set forth in paragraph (c), any Tax refund (including any interest in respect thereof but net of any Tax imposed thereon) received by the Acquiror or its Affiliates, and any amounts credited against Tax to which the Acquiror or any of its Affiliates become entitled (including by way of any amended Tax Returns), that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of Sellers, and the Acquiror and its Affiliates shall pay over to Sole Stockholder any such refund or the amount of any such credit within five (5) days after the later of the date that LFG files the consolidated federal income Tax Return (or, if applicable, the amended Tax Return) of the LandAmerica Group for the applicable taxable period or receipt or entitlement thereto; provided, however that Acquiror may, in its discretion, retain the amount of such refund or credit as an offset against an equal amount of Tax indemnification obligations of LFG under this Agreement.

(b) Taxes for Short Taxable Year. For purposes of paragraph (a), whenever it is necessary to determine the liability for Taxes of Centennial Bank for a portion of a taxable year or period that begins before and ends after the Closing Date (each, a “Straddle Period”), the determination of the Taxes of Centennial Bank for the portion of the Straddle Period ending on, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that Centennial Bank had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis and Taxes (such as real property Taxes) imposed on a periodic basis shall be allocated on a daily basis. In determining LFG’s liability for Taxes pursuant to this Agreement, LFG shall be credited with the amount of estimated or actual Taxes paid by or on behalf of Centennial Bank and its Subsidiaries on or prior to the Closing Date. To the extent that LFG’s liability for Taxes of Centennial Bank and its Subsidiaries for a Straddle Period is less than the amount of estimated or actual Taxes previously paid by or on behalf of Bank with respect to such Straddle Period, Acquiror shall pay LFG the difference no later than the date that LFG files the Tax Return for such Straddle Period with respect to which there was an overpayment of Taxes; provided, however that Acquiror may, in its discretion, retain the amount of such overpayment as an offset against an equal amount of Tax indemnification obligations of LFG under this Agreement. Sellers and Acquiror further agree to file all Tax Returns (including, without limitation, all state income Tax Returns), handle the contest of any audit and otherwise act for all Tax purposes consistent with the provisions of this Section 4.09(b).

(c) Carrybacks. Neither Acquiror nor any Affiliate of Acquiror shall cause or permit Centennial Bank to carryback for federal, state, local or foreign Tax purposes to any taxable period (or portion thereof) ending on or prior to the Closing Date, any operating losses, net operating losses, capital losses, Tax credits or similar items arising in, resulting from, or generated in connection with a taxable year of Acquiror or any Affiliate of Acquiror, or portion thereof, ending on or after the Closing Date.

(d) Duplicated Loss Tax Election. The parties anticipate that in the absence of this Section 4.09(d), Section 1.1502-36 of the Treasury Regulations would or might apply to the Transactions, in which event certain Tax attributes of Centennial Bank would or might be reduced for federal income Tax purposes pursuant to Section 1.1502-36 of the Treasury Regulations. The parties hereby agree that LFG shall make a valid irrevocable election with respect to the sale of the Outstanding Bank Common Shares to reduce the potential for loss duplication under Section 1.1502-36(d)(6) of the Treasury Regulations, as hereinafter described (the “Election”). In the Election, LFG shall elect, pursuant to Section 1.1502-36(d)(6)(i)(A) of the Treasury Regulations, to reduce all of its adjusted Tax bases in the Outstanding Bank Common Shares. For the avoidance of doubt, the parties understand that pursuant to
Section 1.1502-36(d)(6)(ii) of the Treasury Regulations, the Election will have no effect (i) if Centennial Bank has no “attribute reduction amount” (as defined in Section 1.1502-36(d)(3) of the Treasury Regulations), or (ii) to the extent Centennial Bank’s attribution reduction amount is less than the amount specified in the Election. Irrespective of any estimate by any of the parties as to the amount by which LFG’s basis in the Outstanding Bank Common Shares needs to be reduced to avoid any reduction of Centennial Bank’s Tax attributes pursuant to Section 1.1502-36 of the Treasury Regulations, in the Election, LFG shall reduce all of the Group members’ adjusted Tax bases in the Outstanding Bank Common Shares. The parties further agree that LFG shall not elect to reattribute any of Centennial Bank’s Tax attributes pursuant to Section 1.1502-36(d)(6)(i)(B) of the Treasury Regulations or otherwise take any action that causes such attributes to not be available to Centennial Bank in its first taxable period beginning after the Closing Date. The Election shall be made in the manner provided in Section 1.1502-36(e)(5) of the Treasury Regulations. Without limiting the generality of the immediately preceding sentence:

(i)	LFG shall prepare and include, or cause to be prepared and included, on or with the timely filed consolidated federal income Tax Return of the LandAmerica Group for the LandAmerica Group’s taxable period that includes the Closing Date a statement, entitled “Section 1.1502-36 Statement” (the “Statement”);

(ii)	The Statement shall include the name and employer identification number of Centennial Bank as the subsidiary with respect to which the Election is being made, pursuant to Section 1.1502-36(e)(5)(i) of the Treasury Regulations;

(iii)	The Statement shall include a statement that LFG’s basis in shares of stock of Centennial Bank are being reduced by the amount in excess of zero (provided, however, that pursuant to Section 1.1502-36(d)(6)(ii) of the Treasury Regulations, the Election has no effect to the extent that Centennial Bank’s attribute reduction amount is less than the amount specified in the Election);

(iv)	The Statement shall not include any statement described in Section 1.1502-36(e)(5)(ii), (iii), (iv), (v), (vi), (vii), (ix) or (x) of the Treasury Regulations; and

(v)

At least 30 days before the date on which the Return referenced in Section 4.09(d)(i) above is due (including any extensions) and before filing such Return, LFG shall deliver to Acquiror a draft of the Statement and a draft of all other portions of such Return (and all relevant supporting documentation whether or not intended to be filed with such Return) that relate to the reporting of the gain or loss on LFG’s sale of the Outstanding Bank Common Shares to Acquiror, including the computation and amount of the downward adjustment in the adjusted basis of the Outstanding Bank Common Shares by reason of the Election, or that otherwise relate to Centennial Bank and affect a Tax liability of LFG or the LandAmerica Group, for the purpose of allowing Acquiror to review and comment on the Statement and other relevant portions of such Return. Notwithstanding the immediately preceding sentence, if LFG has requested from Acquiror any federal income Tax information concerning Centennial Bank for inclusion in the LandAmerica Group’s consolidated federal income Tax Return for the period that includes the Closing Date that Acquiror is obligated to provide to LFG pursuant to Section 4.09(j), LFG shall not be obligated to deliver its draft of any relevant portion of such Return (or any relevant supporting documentation), other than a draft of the Statement, before the date that is thirty (30) days after the date on which Acquiror provides such federal income Tax information to LFG.

Within 10 days after receipt of such drafts, Acquiror shall provide to LFG any proposed changes or revisions to the Statement, any objections to any other portions of such Return that relate to the reporting of the gain or loss on LFG’s sale of the Outstanding Bank Common Shares to Acquiror and that Acquiror believes to be inconsistent with the requirement pursuant to this Section 4.09(d) that the adjusted basis of the Outstanding Bank Common Shares be reduced in the Election by an amount sufficient to avoid any reduction of any of Centennial Bank’s Tax attributes pursuant to Section 1.1502-36 of the Treasury Regulations, and any proposed changes or revisions to any other portions of such Return that are provided by LFG to Acquiror and do not relate to the reporting of the gain or loss on LFG’s sale of the Outstanding Bank Common Shares to Acquiror. Within 10 days after receipt of any request for changes by Acquiror and/or objections from Acquiror, LFG (A) shall make such changes that are reasonably requested by Acquiror, and, in the event of any objection(s) by Acquiror to any other relevant portion(s) of such Return that relate to the reporting of the gain or loss on LFG’s sale of the Outstanding Bank Common Shares to Acquiror, shall make such changes to such other relevant portion(s) of such Return that will cause the reporting of the amount realized on LFG’s sale of the Outstanding Bank Common Shares to Acquiror, the adjusted basis of the Outstanding Bank Common Shares by reason of the Election, and LFG’s gain or loss, if any, on such sale to be consistent with the requirement pursuant to this Section 4.09(d) that the adjusted basis of the Outstanding Bank Common Shares be reduced in the Election by an amount sufficient to avoid any reduction of any of Centennial Bank’s Tax attributes pursuant to Section 1.1502-36 of the Treasury Regulations, and (B) shall provide the revised final versions of the drafts to Acquiror for review before filing such Return with the IRS, as to which Acquiror’s approval shall not be unreasonably withheld or delayed. The same requirements and deadlines shall apply with respect to the filing of any amendment to such Return and with respect to the filing of any consolidated federal income Tax Return of the LandAmerica Group for any subsequent taxable period of the Group that has any effect on the Statement or Election or on the reporting of the gain or loss on LFG’s sale of the Outstanding Bank Common Shares to Acquiror or that otherwise relates to Centennial Bank and affects a Tax liability of LFG or the LandAmerica Group for the LandAmerica Group’s consolidated federal income Tax Return for the period that includes the Closing Date.

The parties hereby further agree that if any other applicable Law would or might result in any reduction of any Tax attribute of Centennial Bank for state, local or foreign income Tax purposes and such reduction would or might be avoided or decreased by an election by LFG or LFG to reduce the adjusted Tax basis in the Outstanding Bank Common Shares for such Tax purposes, then to the maximum extent possible under such Legal Requirement, no Tax attributes of Centennial Bank shall be reduced for such Tax purposes pursuant to such Legal Requirement, and that in order to achieve this result, LFG or LFG shall, upon the request of Acquiror, cooperate with Acquiror to make a valid irrevocable election to reduce the adjusted Tax basis in the Outstanding Bank Common Shares for such Tax purposes and the foregoing provisions of this Section 4.09(d) shall apply for such Tax purposes, subject to any necessary or appropriate adjustments to reflect any differences between Section 1.1502-36 of the Treasury Regulations and such other Legal Requirement. No later than 90 days after the Closing Date , LFG shall provide to Acquiror a statement setting forth LFG’s good faith estimate of the following information, and no later than 180 days after the Closing Date, LFG shall provide to Acquiror a statement setting forth the following accurate and complete information, in each case for federal income Tax purposes with respect to Centennial Bank as of the Closing Date (giving effect to the consummation of the Transactions): (i) the adjusted Tax bases of Centennial Bank in its assets; (ii) Centennial Bank’s net operating loss carryovers, net capital loss carryovers, unused investment or other credit carryovers, unused foreign Tax credit carryovers and excess charitable contribution allocations to Centennial Bank; (iii) Centennial Bank’s current and accumulated earnings and profits; (iv) Tax elections made by any member of the Group affecting Centennial Bank; and (v) the amount of any deferred gain or loss allocable to Centennial Bank arising out of any intercompany transaction. Notwithstanding the immediately preceding sentence, if LFG has requested from Acquiror any federal income Tax information concerning Centennial Bank for inclusion in the Group’s consolidated federal income Tax Return for the period that includes the Closing Date that Acquiror is obligated to provide to LFG pursuant to Section 4.09(j), LFG shall not be obligated to provide its statement setting forth its good faith estimate or its statement setting forth accurate and complete information pursuant to the immediately preceding sentence before the date that is thirty (30) days after the date on which Acquiror provides such federal income Tax information to LFG.

(e) Consolidated Group Net Operating Loss. In the event that any portion of the consolidated net operating loss carryover allocable to Centennial Bank under Section 1.1502-79(a) of the Treasury Regulations is subject to a consolidated section 382 limitation (or a subgroup section 382 limitation), LFG shall elect in accordance with Section 1.1502-95 of the Treasury Regulations to apportion to Centennial Bank a portion of the consolidated section 382 limitation sufficient to permit Centennial Bank to absorb the apportioned consolidated net operating loss carryover in not more than three (3) years. In the event that an adjustment of the income of any member of the LandAmerica Group after the Closing Date (whether as a result of audit, amended return or otherwise) with respect to any taxable period during any portion of which Centennial Bank was a member of the LandAmerica Group has the effect of reducing the federal net operating loss carryover available to Centennial Bank for its first taxable period beginning after the Closing Date (or, after the Merger, to Acquiror), (i) LFG shall make all elections and take all other actions to eliminate, or if that is not possible, to minimize to the fullest possible extent, the amount of the reduction in the federal net operating loss carryover available to Centennial Bank for such taxable period, and (ii) LFG shall report to Acquiror within 30 days after such adjustment the nature and other details of such adjustment and of the elections and other actions taken pursuant to (i) above, including without limitation the amount of the adjustment and the amount of the resulting reduction, the effect of such elections and other actions on the amount of the reduction, the reasons why the amount of the reduction could not be eliminated or decreased further, and the resulting amount of Centennial Bank’s net operating loss carryover available to Centennial Bank for its first taxable period beginning after the Closing Date (or, after the Interim Bank Merger, to Acquiror).

(f) Tax Returns.

(i) The Sellers shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Centennial Bank for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns. All such Tax Returns shall be filed consistently with the prior past practice of Sellers in filing Tax Returns in respect of Centennial Bank, and the consolidated U.S. federal income Tax Return shall include any deferred items required to be taken into taxable income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19. LFG shall permit Acquiror to review each income Tax Return prepared by or on behalf of LFG which includes any items of income, gain, loss, deduction or credit of Centennial Bank or the Sole Stockholder, by providing Acquiror with copies of each such completed income Tax Return, together with such related work papers and other documents as Acquiror shall reasonably request in connection with the Tax liability of the Sole Stockholder and Centennial Bank, no later than forty-five (45) days before the due date for the filing of such Tax Return. Sellers and Acquiror agree to consult each other and resolve in good faith any issues arising under the terms of this Section 4.09(f)(i) as a result of the review of any such Tax Returns received from Sellers. If the parties agree upon the contents of the Tax Return and the schedule, then the Tax Return shall be filed as so agreed and described below. If the parties are unable to resolve any dispute as to any Tax Return within thirty (30) days after the provision of such Tax Return to Acquiror, the parties shall refer the dispute to an independent mutually agreed upon nationally recognized accounting firm (the “Independent Firm”) to act as an arbitrator to resolve the disagreement prior to the due date of the filing of such Tax Return. The Independent Firm’s determination shall be final and binding upon the parties, and all fees and expenses relating to the engagement of the Independent Firm shall be shared equally by Seller and Acquiror. Acquiror shall cause Centennial Bank to file when due all Tax Returns that are required to be filed by or with respect to Centennial Bank for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns.

(ii) Acquiror shall cause Centennial Bank to prepare and to deliver to Sellers, all relevant Tax information relating to Centennial Bank reasonably required to permit Sellers to file or cause to be filed when due all Tax Returns required to be filed or caused to be filed by Sellers pursuant to Section 4.09(f)(i) of this Agreement.

(iii) In the case of any Tax Return for any Straddle Period, Acquiror shall provide Sellers with copies of the completed Tax Return for such taxable period and a schedule apportioning the Tax shown on such Tax Return as between Sellers and Acquiror and specifying the amount due to or from Seller (all computed in accordance with Section 4.09(a) hereof), together with such related work papers and other documents as Sellers shall reasonably request, no later than twenty (20) days before the due date for the filing of such Tax Return. Sellers and their authorized representatives shall have the right to review the Tax Return and schedule received from Acquiror pursuant to the terms of this Section 4.09(f)(iii). Sellers and Acquiror agree to consult each other and resolve in good faith any issues arising under the terms of this Section 4.09(f)(iii) as a result of the review of any such Tax Returns and schedule received from Acquiror. If the parties agree upon the contents of the Tax Return and the schedule, then the Tax Return shall be filed as so agreed and the amount of Tax, if any, due from Sellers shall be paid by Sellers to Acquiror no later than two (2) days prior to the date of filing of such Tax Return or the amount of Tax due, if any, from Acquiror to Sellers shall be paid by Acquiror to Seller no later than three (3) days after the date of filing of such Tax Return. If the parties are unable to resolve any dispute as to any Tax Return or accompanying schedule within thirty (30) days after the provision of such Tax Return or schedule to the Sellers, the parties shall refer the dispute to an independent mutually agreed upon nationally recognized accounting firm (the “Independent Firm”) to act as an arbitrator to resolve the disagreement prior to the due date of the filing of such Tax Return. The Independent Firm’s determination shall be final and binding upon the parties, and all fees and expenses relating to the engagement of the Independent Firm shall be shared equally by Seller and Acquiror.

(g) Contest Provisions. Centennial Bank and the Acquiror shall promptly notify LFG in writing upon receipt by Centennial Bank, or any of its Affiliates, of notice of any pending or threatened federal, state, local or foreign income or franchise Tax audits or assessments which may materially affect the Tax liabilities of Centennial Bank for which LFG would be required to indemnify Centennial Bank pursuant to paragraph (a), provided that failure to comply with this provision shall not affect Centennial Bank’s right to indemnification hereunder unless LFG is materially prejudiced thereby. LFG shall have the right to participate at LFG’s expense in the defense of any Tax audit or administrative or court proceeding relating to taxable periods (or portions thereof) ending on or before the Closing Date and, with the written consent of Centennial Bank, and at LFG’s sole expense, may assume the entire of such defense. LFG shall be entitled to participate at LFG’s expense in the defense of any claim for Taxes for a year or period ending after the Closing Date which may be the subject of indemnification by LFG pursuant to paragraph (a) and, with the written consent of Centennial Bank and at LFG’s sole expense, may assume the entire defense of such Tax claim. Centennial Bank may not agree to settle any Tax claim which may be the subject of indemnification by LFG under paragraph (a) without the prior written consent of LFG, which consent shall not be unreasonably withheld. LFG shall allow Centennial Bank (or its successor, Acquiror) and its counsel to participate at Centennial Bank’s expense in any audit of LFG’s consolidated federal income Tax Returns to the extent that such audit of such income Tax Returns relate to Centennial Bank. LGF shall not settle any such audit in a manner without the prior written consent of Acquiror, which consent shall not be unreasonably withheld, if and to the extent such settlement would result in additional Tax liability of the Sole Stockholder or Centennial Bank which may be payable by Acquiror or if and to the extent such settlement would materially adversely affect the Tax attributes of Centennial Bank (or its successor, Acquiror) after the Closing Date.

(h) Termination of Tax Allocation Agreements. The Consolidated Federal Income Tax Liability and Payment Agreement dated March 1, 1998 entered into by LFG, Centennial Bank and other subsidiaries of LFG (the “Tax Sharing Agreement”) and any other Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by (x) the Seller Parties, or any member of the LandAmerica Group, and (y) Centennial Bank or the Sole Stockholder shall be terminated as to the Sole Stockholder and Centennial Bank as of the Closing Date. No amounts shall be paid or distributed by the Sole Stockholder, Centennial Bank or Acquiror to LFG under the Tax Sharing Agreement; provided, however, that the Tax Sharing Liability (as defined below) for each taxable year beginning after December 31, 2011 shall be paid to LFG, in cash, promptly following the first date upon which all of the following events have occurred with respect to such taxable year:

(i) LFG has filed consolidated U.S. federal income Tax Returns and state income Tax Returns for the Affiliated Group of LFG for such taxable year;

(ii) LFG has filed a Request for Prompt Determination of Tax Liability with the Internal Revenue Service (“IRS”) pursuant to Revenue Procedure 2006-24, as modified by Announcement 2011-77 (the “Prompt Determination Request”), and corresponding requests with state Taxing Authorities to the extent applicable for such taxable year;

(iii) with respect to the Tax Return for such taxable year, either (A) sixty (60) days have elapsed from the date of submission to the IRS of the Prompt Determination Request and the IRS has not responded to such Prompt Determination Request, (B) the IRS has responded to such Prompt Determination Request indicating that such Tax Return has not been selected for examination or (C) there is a settlement with respect to a determination of the IRS in connection with an examination of such Tax Return; and

(iv) there is a final determination of the Tax sharing liability due and payable with respect to the Sole Stockholder and Centennial Bank under the Tax Sharing Agreement with respect to the Tax Returns for such taxable year (the “Tax Sharing Liability”), as described below.

LFG shall provide Acquiror with a schedule showing the calculation of the Tax Sharing Liability, together with such related work papers and other documents as Acquiror shall reasonably request in connection with Acquiror’s review of the Tax Sharing Liability. Such Tax Sharing Liability shall be calculated based on the information contained in the Tax Returns for that year, subject to any agreed upon adjustments made by any Taxing Authority. LFG and Acquiror agree to consult each other and resolve in good faith any issues arising in connection with Acquiror’s review of the Tax Sharing Liability calculation. If the parties are unable to resolve any dispute as to any Tax Sharing Liability within thirty (30) days after LFG’s provision of its Tax Sharing Liability calculation to Acquiror, the parties shall refer the dispute to an independent mutually agreed upon nationally recognized accounting firm (the “Independent Firm”) to act as an arbitrator to resolve the disagreement. The Independent Firm’s determination shall be final and binding upon the parties, and all fees and expenses relating to the engagement of the Independent Firm shall be shared equally by LFG and Acquiror. Acquiror may, in its discretion, retain and offset against the Tax Sharing Liability owed by Acquiror to LFG an amount equal to any Tax indemnification obligations owed by LFG to Acquiror under this Agreement. Within two Business Days, the Dissolution Trustee shall transfer any amounts received under this Section 4.09(h) to the LFG Trustee for the benefit of the LFG Trust.

(i) Transfer Taxes. LFG, on the one hand, and Acquiror, on the other, shall each be liable for half of all transfer Taxes arising from the Interim Bank Merger, if any.

(j) Assistance and Cooperation. After the Closing Date, both Sellers and Acquiror shall (and shall cause their respective Affiliates and Representatives to) in good faith cooperate with and assist the other in connection with the preparation of any Tax Returns (including any amended Tax Returns), the determination of the requesting party’s own liability for Taxes, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall (i) make such request in writing and (ii) reimburse the other party for the reasonable out-of-pocket expenses incurred in providing such assistance. In addition, neither party shall dispose of any Tax workpapers, books or records relating to Centennial Bank during the 6-year period following the Closing Date, and thereafter shall give the other party written notice before disposing of such items and a reasonable opportunity to copy or take possession of the same prior to their disposition. Each party shall be free to dispose of such items after the expiration of the 6-year period, unless such other party provides notice within thirty (30) days of the expiration of the 6-year period that such other party intends to copy or take possession of such items. Any information obtained pursuant to this Section 4.09(j) shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

(k) Survival of Obligations. The obligations of the parties set forth in this Section 4.09 shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 4.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Closing Date, Acquiror shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Closing Date, an officer or director of Centennial Bank (each, a “Bank Indemnified Party”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Acquiror, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Bank Indemnified Party is a party if such Claim arises out of the fact that such person is or was a director or officer of Centennial Bank and pertains to any matter of fact arising, existing or occurring at or before the Closing Date (including the Bank Merger, the Intercompany Merger and the other transactions contemplated hereby), to the fullest extent permitted under the Bank Constituent Documents and applicable state Law. Acquiror shall pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such proceeding to each Bank Indemnified Party to the full extent permitted under the Bank Constituent Documents and applicable state Law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined not to be entitled to indemnification.

(b) Any Bank Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 4.10, upon learning of any Claim, shall promptly notify Acquiror thereof. In the event of any such action (whether arising before or after the Closing Date), (i) Acquiror shall have the right to assume the defense thereof and Acquiror shall not be liable to such Bank Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Bank Indemnified Parties in connection with the defense thereof, except that if Acquiror elects not to assume such defense or counsel for the Bank Indemnified Parties advises that there are substantive issues which raise conflicts of interest between or Acquiror and the Bank Indemnified Parties, the Bank Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to Acquiror, and Acquiror shall pay all reasonable fees and expenses of such counsel for the Bank Indemnified Parties promptly as statements therefor are received; (ii) Bank Indemnified Parties will cooperate in the defense of any such Claim; and (iii) Acquiror shall not be liable for any settlement effected without its prior written consent.

(c) Acquiror shall use its commercially reasonable efforts (and Centennial Bank shall cooperate prior to the Closing Date in these efforts) to maintain in effect for a period of six (6) years after the Closing Date Centennial Bank’s existing directors’ and officers’ liability insurance policy (provided Acquiror may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Centennial Bank given prior to the Closing Date, any other policy) with respect to claims arising from facts or events which occurred prior to the Closing Date and covering persons who are currently covered by such insurance; provided however, that in no event shall Acquiror be required to expend, in the aggregate, an amount equal to more than $349,590. In connection with the foregoing, Centennial Bank agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

(d) The provisions of this Section 4.10 are intended to be for the benefit of and shall be enforceable by, each Bank Indemnified Party and their respective heirs and representatives.

Section 4.11 Intercompany Merger. Following the receipt of the Requisite Bank Approvals, the Seller Parties shall and shall cause their respective officers, directors, agents and advisors to complete a merger of Sole Stockholder with and into Centennial Bank pursuant to which Centennial Bank will be the surviving party (the “Intercompany Merger”) and which shall become effective immediately prior to the Closing.

Section 4.12 Distribution of Specified Loans. Following the receipt of the Bank Requisite Approvals and the consummation of the Intercompany Merger, and immediately prior to the Interim Bank Merger Effective Time, to the extent the Specified Loans have not been sold, Sellers shall cause Centennial Bank to, and Centennial Bank shall, distribute, transfer and assign the Specified Loans to LFG free and clear of any Liens, and the Parties agree to take all steps reasonably necessary to permit Centennial Bank to complete such distribution, transfer and assignment.

Section 4.13 Termination of Plans. Effective no later than the last day of the regularly scheduled payroll period immediately preceding the Closing Date, Centennial Bank shall freeze contributions to its Code Section 401(k) plan (the “401(k) Plan”). Effective no later than the day before the Closing Date, Centennial Bank shall terminate its 401(k) Plan by proper Bank Board action. Before the Closing Date, Centennial Bank shall provide to Acquiror (i) copies of duly adopted resolutions by the Bank Board terminating the 401(k) Plan, and (ii) an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder. The resolution and amendment shall be subject to the prior review and approval of Acquiror. At the request of the Acquiror, Centennial Bank shall terminate any and all other Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately before the Closing Date or thereafter as specified by the Acquiror.

Section 4.14 Operating Functions. Each Seller Party shall cooperate with Acquiror in connection with planning for the efficient and orderly combination of the parties and the operation of Acquiror (including the former operations of Centennial Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Date or such later date as Acquiror may decide. Centennial Bank shall take any action Acquiror may reasonably request prior to the Effective Time to facilitate the combination of the operations of Centennial Bank with Acquiror. Without limiting the foregoing, Centennial Bank shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Centennial Bank and Acquiror shall meet from time to time as Centennial Bank or Acquiror may reasonably request to review the financial and operational affairs of Centennial Bank, and Centennial Bank shall give due consideration to Acquiror’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (a) Acquiror shall not under any circumstance be permitted to exercise control of Centennial Bank or any other Seller Party prior to the Effective Time, (b) neither Centennial Bank nor any of the other Seller Parties shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws, and (c) neither Centennial Bank nor any of the Seller Parties shall be required to agree to any material obligation that is not contingent upon the consummation of the Bank Merger.

Section 4.15 Employment Matters. Each of the employees of Centennial Bank as of the Interim Bank Merger Effective Time shall become an employee of Acquiror as of the Closing. Acquiror shall cause each Acquiror Benefit Plan to take into account for purposes of participation, vesting and benefit accrual under the Acquiror Benefit Plans the service of such employees with Centennial Bank or its Affiliates (including any predecessors) prior to the Closing Date. Acquiror agrees that where applicable with respect to any group health care plan maintained by Acquiror in which such employees of Centennial Bank are eligible to participate, for the plan year in which the Interim Bank Merger Effective Time occurs, Acquiror shall use its commercially reasonable efforts to provide that any covered expenses incurred on or before the Interim Bank Merger Effective Time by such employees shall be taken into account for purposes of satisfying applicable deductible and maximum out-of-pocket provisions after the Interim Bank Merger Effective Time, to the same extent as such expenses were taken into account under the comparable Plans, subject to the applicable information being provided to Acquiror in a form that Acquiror and its plan administrator reasonably determine is administratively feasible to take into account under the relevant Acquiror Benefit Plans. Such expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable Acquiror Benefit Plan. Acquiror shall assume the employment agreements set forth in Section 4.15 of the Bank Disclosure Schedule.

ARTICLE V

Actions Pending Closing

Section 5.01 Conduct of Business.

(a) From the date of this Agreement to the Closing Date, except as expressly contemplated or permitted by this Agreement, or with the prior written consent of Acquiror, Centennial Bank shall conduct its operations according to its ordinary course of business consistent with Past Practice and maintain and preserve its business organization, capital, employees and relationships with customers, suppliers, agents and others, and to not enter into any new line of business.

(b) Without limiting the generality of the foregoing, from the date of this Agreement to the date of the Closing Date, Centennial Bank shall not, without the prior written consent of the Acquiror:

(i) incur indebtedness, assume, guarantee, endorse or otherwise become responsible for the obligations of any Person, or make or purchase any individual loan, or pool of loans, or advance to any Person or renew any individual loan;

(ii) change its lending, investment (including purchasing or selling any securities other than short-term United States Department of the Treasury Securities), underwriting, risk and asset liability management and other banking and operating policies, except as required by any Governmental Entity;

(iii) mortgage, pledge or otherwise encumber any assets other than in the ordinary course of business consistent with Past Practice;

(iv) sell, lease, extend existing leases, redeem or transfer any properties or assets or cancel, release or assign any indebtedness owed to it, other than in the ordinary course of business consistent with Past Practice;

(v) except as required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of Centennial Bank, including any extension or any other amendment or modification of any agreement with any director, officer or employee of Centennial Bank in effect on the date of this Agreement, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of Centennial Bank, (C) establish, adopt, amend or terminate any Plan, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan, to the extent not already provided in any such Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (F) forgive any loans or make any new loans to or engage in any other transactions with directors, officers or employees of any Seller Parties;

(vi) permit any insurance policy (excluding, however, those policies for which no replacement is available using commercially reasonably best efforts) naming Centennial Bank as a beneficiary or a loss payable payee to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination or cancellation replacement policies, obtained by it in its name, providing substantially the same coverage are in full force and effect;

(vii) make, declare or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of Centennial Bank’s capital stock (other than in a fiduciary capacity) or authorize the creation or issuance of or issue or sell any additional shares of Centennial Bank’s capital stock, or any options, calls or commitments relating to Centennial Bank’s capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire shares of Centennial Bank’s capital stock or issue any long-term debt securities;

(viii) make any written or oral communications to the directors, officers or employees of Centennial Bank pertaining to compensation or benefits matters whose employment status or compensation may change due to the transactions contemplated by this Agreement;

(ix) enter into, terminate or renew any Material Contract, or make any change in any Material Contract, other than in the ordinary course of business consistent with Past Practice;

(x) do, or omit to do, any other act which would be reasonably likely to cause the failure of any of the conditions set forth in Article VI to this Agreement or any breach of this Agreement;

(xi) amend or in any way alter the Bank Constituent Documents;

(xii) engage in any other act that would have or is reasonably likely to have a Material Adverse Effect or could in any way delay or impair consummation of the transactions contemplated by this Agreement;

(xiii) enter into any transaction with, or amend or modify in any manner the terms of any Contract or instrument with Sellers or any Related Person of either, or pay, discharge or waive any rights of material value in favor of any of Sellers or a Related Person of either, except as otherwise expressly provided for in this Agreement;

(xiv) merge or consolidate with, or acquire (including through the purchase of an equity interest) all or any portion of the assets, business or property of any Person;

(xv) except in the ordinary course of business and as previously disclosed, make or commit to make any capital expenditure or acquire any property or assets in excess of $25,000 individually or in the aggregate;

(xvi) except as may be required by the Financial Accounting Standards Board, make any change in any method, principle or practice of Tax or financial accounting or accounting practice or change any Tax accounting period;

(xvii) make or change any material Tax election, adopt or change any method, principle or practice of Tax accounting, change any Tax accounting period, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or wavier of the limitation period applicable to any Tax claim or assessment, file any amended Tax return or enter into any settlement or compromise of any Tax liability of Centennial Bank;

(xviii) violate, or attempt to violate, the terms of any Contract with any Governmental Entity to which Centennial Bank or Sole Stockholder is a party;

(xix) sell, purchase, enter into, relocate, open or close any banking office, or file an application pertaining to such action with any Governmental Entity;

(xx) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with Past Practice;

(xxi) modify or settle any loans except (i) in accordance with existing Centennial Bank lending policies and practices and (ii) where such modification or settlement does not result in forgiveness of indebtedness exceeding $250,000;

(xxii) charge off any loans except in accordance with GAAP and regulatory accounting principles and Target policies and procedures existing as of the date of this Agreement;

(xxiii) make any investments other than in overnight federal funds and U.S. Treasuries, U.S. agency securities and certificates of deposits of $250,000 or less from other banks, in each case, that have 12 months or less remaining to maturity;

(xxiv) sell or purchase any mortgage loan servicing rights;

(xxv) settle any claim against Centennial Bank involving monetary damages in excess of $50,000, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations, or waive or release any material rights or claims except in connection with the modification or settlement of loans permitted pursuant to paragraph (xxi) above;

(xxvi) introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

(xxvii) hire, or extend an offer to hire, any employee other than to replace an employee or fill an open position existing on the date of this Agreement and previously disclosed to Acquiror on substantially the same terms as the previous employee;

(xxviii) enter into any securitizations of any loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(xxix) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where (i) such an assessment has been conducted in the preceding twelve months or (ii) the owners of such commercial real estate are required to consent to such assessment and have not so consented, and Centennial Bank does not otherwise have the ability to conduct such an assessment) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;

(xxx) make or acquire any loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan, or amend or modify in any material respect any loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Centennial Bank), except (i) new loans not in excess of $250,000 to a Person not a current borrower or an affiliate of a current borrower, (ii) loans or commitments for loans that have previously been approved by Centennial Bank prior to the date of this Agreement not in excess of $250,000, (iii) with respect to amendments or modifications that have previously been approved by Centennial Bank prior to the date hereof, amend or modify in any material respect any existing loan rated “Special Mention” or worse by Acquiror, as identified in Section 3.02(r) of the Bank Disclosure Schedule, with total credit exposure not in excess of $250,000, or (iv) with respect to any such actions that have previously been approved by Centennial Bank prior to the date hereof, modify or amend any loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Centennial Bank, in each case not in excess of $100,000; or

(xxxi) authorize, commit or enter into any Contract to do any of the foregoing.

Section 5.02 Sole Stockholder. From the date of this Agreement to the Closing Date, the Sole Stockholder shall not undertake any business, acquire any assets, incur any Indebtedness, subject itself to any obligation or take any action except as required by this Agreement.

ARTICLE VI

Conditions

Section 6.01 Conditions to the Obligations of Acquiror. The obligation of Acquiror to consummate the transactions contemplated under this Agreement is subject to satisfaction or written waiver of each of the following conditions precedent:

(a) Seller Parties Representations and Warranties; Covenants. Except as have had or would not be reasonably likely to have an Material Adverse Effect on any Seller Party, the representations and warranties of the Seller Parties contained in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of such date, except (i) to the extent that any such representation or warranty specifically relates to an earlier date, (ii) for the representations and warranties set forth in Sections 3.01(a)(i) (first and third sentences only), 3.01(b), 3.01(d), Section 3.01(r), Section 3.02(a), Section 3.02(b), Section 3.02(d), Section 3.02(e), Section 3.02(n) (it being understood that, for purposes of determining the accuracy of such representation and warranty the Material Adverse Effect qualification shall be disregarded), Section 3.02(p), Section 3.02(q) and Section 3.02(aa), which shall be true and correct in all respects and (iii) for the representations and warranties set forth in Sections 3.01(a)(ii) (first sentence only), Section 3.01(c), Section 3.01(f), Section 3.01(l), Section 3.02(c), Section 3.02(j), Section3.02(k), Section 3.02(r) and Section 3.02(w), which shall be true and correct in all material respects. The Seller Parties shall have performed all of their respective obligations and materially complied with all of their respective agreements, undertakings, covenants and conditions required hereunder and thereunder to be performed by them at or prior to the Closing. An officer of each of LFG and Centennial Bank (with respect to the Seller Parties) shall have delivered to Acquiror on the date of the Closing a certificate dated the date of the Closing certifying that, after reasonable inquiry and investigation, the foregoing is true and correct and that all required consents, including any third-party consents, have been obtained.

(b) No Material Adverse Effect. There shall not have occurred, or be continuing to occur, any fact, event, circumstance or condition which constitutes, or is reasonably likely to constitute, a Material Adverse Effect.

(c) Proceedings. All corporate and other proceedings to be taken by the Sellers in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Acquiror and its counsel, and Acquiror and its counsel shall have received all such counterpart originals or certified or other copies of such documents as it may request.

(d) No Adverse Action or Decision. There shall be no action, suit, investigation or proceeding pending or threatened which (i) seeks to restrain, enjoin, prevent or prohibit the consummation of or otherwise affect the transactions contemplated by this Agreement or (ii) seeks to recover damages or to obtain other relief in connection with any such transactions, and there shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby.

(e) FIRPTA Certificate. LFG shall deliver to Acquiror a certificate of non-foreign status, in accordance with Treasury Regulations promulgated under Section 1445 of the Code, in form and substance reasonably acceptable to Acquiror.

Section 6.02 Conditions to the Obligations of LFG and Centennial Bank. The obligation of LFG and Centennial Bank to consummate the transactions contemplated under this Agreement is subject to satisfaction or written waiver of each of the following conditions precedent:

(a) Representations and Warranties; Covenants. The representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects, except to the extent waived hereunder or affected by the transactions contemplated herein and except for any change that will not prohibit the completion of the Transactions, on and as of the Closing Date with the same effect as though made on and as of such date except to the extent that any such representation or warranty specifically relates to an earlier date, and Acquiror shall have performed all obligations and complied with all agreements, undertakings, covenants and conditions required by them to be performed at or prior to the Closing. An officer of Acquiror shall have delivered to Centennial Bank on the Closing Date a certificate dated the Closing Date certifying that, after reasonable inquiry and investigation, the foregoing, is true and correct.

Section 6.03 Conditions to the Obligations of the Sellers and Acquiror. The obligation of the Sellers and Acquiror to consummate the transactions contemplated under this Agreement is subject to satisfaction or waiver of each of the following conditions precedent:

(a) Requisite Approvals. All Requisite Approvals and the statutory waiting periods thereunder shall have expired, and all consents, authorizations, orders and approvals of, and filings and registrations with, any other Governmental Entity, required for or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or made and all statutory waiting periods thereunder in respect thereof shall have expired; provided, that no Requisite Acquiror Approval shall impose a Burdensome Condition on Acquiror or any of its Affiliates.

(b) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Interim Bank Merger or the Bank Merger or any of the other transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Bank Merger or any of the other transactions contemplated hereby.

(c) Bankruptcy Court Orders. The Bankruptcy Court shall have entered the Bankruptcy Court Orders, such order shall have been confirmed, to the extent required by the Bankruptcy Court, by the District Court, and such order shall be final and shall approve and allow LFG to undertake all actions contemplated hereby and to distribute the proceeds in accordance with the Bankruptcy Motion as provided in Section 4.08 hereof.

ARTICLE VII

Termination; Termination Fee

Section 7.01 Termination. This Agreement may be terminated on, or any time prior to, the Closing Date:

(a) by the mutual written consent of Acquiror and LFG; or

(b) by written notice from Acquiror, if Acquiror is not then in material breach of this Agreement, in the event of a material breach or failure by a Seller Party of any representation, warranty, covenant or agreement contained herein which has not been, or cannot be, cured within thirty (30) days after written notice of such breach is given to the party committing such breach; or

(c) by written notice from LFG, if none of the Seller Parties are then in material breach of this Agreement, in the event of a material breach or failure by Acquiror of any representation, warranty, covenant or agreement contained herein which has not been, or cannot be, cured within thirty (30) days after written notice of such breach is given to the Acquiror; or

(d) by written notice from LFG or Acquiror if the Closing shall not have occurred on or prior to the six (6) month anniversary of the date of this Agreement (the “Final Date”); provided, however, that the right to terminate under this Section 7.01(d) shall not be available to any party whose breach of this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; provided further, in the event that all required regulatory applications have been filed by Acquiror in a timely manner (in light of all the circumstances with respect to this Agreement, the Acquiror and the Seller Parties) in accordance with Section 4.03(a) and one or more Governmental Entity has not provided its approval, then the Final Date shall be extended for a period not to exceed the earlier of the 15th day following receipt of all Governmental Entity approvals or 180 days beyond the initial Final Date; or

(e) by written notice from LFG or Acquiror, if any approval, the lack of which would result in the failure to satisfy the condition to closing set forth in Section 6.03, has been denied in a final nonappealable decision or if the applicable Governmental Entity has formally indicated in writing that it would not issue such approval or that the applicable Governmental Entity requests in writing that the notice or application seeking any such approval be withdrawn; or

(f) by written notice from LFG or Acquiror, if any statute, rule, regulation, judgment, decree, injunction or other order permanently restraining, enjoining, denying approval or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable; or

(g) by written notice from LFG or Acquiror (i) if the Bankruptcy Court denies all of the Bankruptcy Motion, (ii) in the case that the confirmation of the District Court is required, if such court fails to confirm all of the Bankruptcy Court’s approval of the Bankruptcy Motion, or (iii) if the Bankruptcy Court Orders, as confirmed by the District Court if such confirmation is necessary, are not consistent with the provisions of Section 4.08 hereof, but in each case only during the 30 days following the date that the order giving rise to a right to terminate under this Section 7.01(g) is entered by the Bankruptcy Court or the District Court, as the case may be; or

(h) by written notice from Acquiror (i) if the Bankruptcy Court denies any portion of the Bankruptcy Motion, (ii) in the case that the confirmation of the District Court is required, if such court fails to confirm any portion of the Bankruptcy Court’s approval of the Bankruptcy Motion, (iii) if the Bankruptcy Court Orders, as confirmed by the District Court if such confirmation is necessary, are not consistent with the provisions of Section 4.08 hereof, but only during the 30 days following the date that the order giving rise to a right to terminate under this Section 7.01(h) is entered by the Bankruptcy Court or the District Court, as the case may be, (iv) if the Bankruptcy Court denies the motion to approve the Termination Fee as contemplated by Section 4.08, (v) if the Bankruptcy Court does not enter an order approving the Termination Fee on or before the date that is ten calendar days after the date the Bankruptcy Motion is filed, (vi) if the Bankruptcy Court does not enter an order which approves all of the terms of this Agreement and all documentation related hereto on or before February 15, 2013, or (vii) the Bankruptcy Court does not enter an order approving the requirements for a Superior Proposal set forth in Section 7.01(i) of this Agreement on or before the date that is ten calendar days after the date the Bankruptcy Motion is filed.

(i) by written notice from LFG, if LFG enters into a binding written agreement concerning an Acquisition Transaction that constitutes a Superior Proposal prior to the receipt of the Bankruptcy Court Orders. “Superior Proposal” means a written bona fide offer made by a third party to consummate an Acquisition Proposal that the Dissolution Trustee determines, in its good faith judgment (after consultation with its outside counsel and its financial advisor), (i) to be more favorable to LFG than the transactions contemplated hereby and (ii) to be reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal; provided, that it shall not be a Superior Proposal and LFG shall not be able to terminate this Agreement pursuant to this Section 7.01(i), if such written bona fide offer (i) does not increase the Cash Consideration by at least $3,500,000, (ii) does not require the alternative acquiror to obtain regulatory approval by the same date or dates as the Acquiror is expected to obtain regulatory approval, (iii) contains any conditions precedent for such third party entering into a definitive purchase agreement with respect to such Acquisition Proposal or (iv) the definitive purchase agreement with respect to such Acquisition Proposal contains any conditions precedent to consummating the Acquisition Proposal other than the conditions set forth in Article VI; provided, further, to the extent that LFG determines that any written bona fide offer received from a third party would constitute a Superior Proposal, the Acquiror shall be provided four Business Days in which to submit an offer that either matches or exceeds the offer received from such third party. For avoidance of doubt, in the event that LFG terminates this Agreement pursuant to this Section 7.01(i), then the sole monetary remedy of Acquiror shall be Acquiror’s rights pursuant to Section 7.03 hereof; or

(j) by written notice from Acquiror, if any Seller Party or any of their respective officers, directors, agents, advisors and affiliates breached the terms of Section 4.05 in any respect adverse to Acquiror.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01 hereof, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the parties hereto, except for this Section 7.02, Section 4.06, Section 7.03, and Article IX, which shall survive any such termination and abandonment; provided, that the foregoing shall not relieve any party of any liability for damages or of any of its obligations as a result of fraud or willful breach of this Agreement.

Section 7.03 Termination Fee.

(a) Subject to LFG’s receipt of Bankruptcy Court approval of the Bankruptcy Motion, including the Bankruptcy Court’s approval of LFG’s obligations under this Section 7.03, in the event that this Agreement is terminated by (i) Acquiror pursuant to Section 7.01(b) or Section 7.01(j) or (ii) LFG pursuant to Section 7.01(i), then LFG will pay to Acquiror the Termination Fee. In the event that this Agreement is terminated by LFG pursuant to Section 7.01(c), then Acquiror will pay to LFG the Termination Fee.

(b) The Termination Fee will be payable by Acquiror or LFG without setoff, as the case may be, by wire transfer in immediately available funds, to an account specified by the parties entitled to receive the Termination Fee, not later than ten (10) Business Days following the termination of this Agreement.

(c) The parties hereby acknowledge that the agreements contained in this Section 7.03, are an integral part of the transactions contemplated hereby, and, that without these agreements the parties would not enter into this Agreement; accordingly, if LFG or Acquiror, as the case may be, fails to pay promptly the Termination Fee payable by it pursuant to this Section 7.03 when due, then LFG or Acquiror, as the case may be, shall pay to Acquiror or LFG, as applicable, its costs and expenses (including attorneys’ fees) in connection with collecting such termination fee, together with interest on the amount of the termination fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

ARTICLE VIII

Survival; Offset

Section 8.01 Survival. The representations and warranties of the parties contained in this Agreement shall not survive the Closing.

Section 8.02 Tax Indemnity. Notwithstanding Section 8.01, the right to indemnity provided under Section 4.09 with respect to Taxes shall continue until the earlier of (i) expiration of the applicable statute of limitations or (ii) the termination of the corporate existence of LFG or any successor thereto, including by way of merger, acquisition or other business combination.

ARTICLE IX

Miscellaneous

Section 9.01 Entire Agreement; Amendment; Waivers. This Agreement and the other documents described herein or attached or delivered pursuant hereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. No investigation by Acquiror of the Seller Parties prior to or after the date of this Agreement shall stop or prevent Acquiror from exercising any right hereunder or be deemed to be a waiver of any such right.

Section 9.02 Notices. All notices, consents, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, facsimile (provided that the facsimile is promptly confirmed by telephone confirmation thereof), electronic mail, overnight courier or registered or certified mail, postage paid, return receipt requested to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

(a)	If to LFG or Sole Stockholder, to:

Dissolution Trustee of LandAmerica Financial Group

Robb Evans and Associates

11450 Sheldon Street

Sun Valley, California 91352-1121

Attn: Srinivasa Krishnan

Telephone No.: (818) 768-8100

Facsimile No.: (818) 768-8802

Email: s_krishnan@robbevans.com

With a copy (which in and of itself shall not constitute notice) to:

James M. Rockett, Esq.

Bingham McCutchen LLP

Three Embarcadero Center

San Francisco, California 94111-4067

Telephone No.: (415) 393-2025

Facsimile No.: (415) 393-2286

Email: james.rockett@bingham.com

(b)	If to Centennial Bank:

Centennial Bank

18837 Brookhurst Street, Suite 100

Fountain Valley, California 92708

Attn: President

Telephone No.: (714) 845-6508

Email: jlasher@centennialbank.com

With a copy (which in and of itself shall not constitute notice) to:

Bernard B. Nebenzahl, Esq.

Ervin Cohen & Jessup LLP

9401 Wilshire Boulevard, Ninth Floor

Beverly Hills, California 90212-2974

Telephone No.: (310) 281-6315

Facsimile No.: (310) 887-6849

Email: bnebenzahl@ecjlaw.com

(c)	If to Acquiror to:

Western Alliance Bank

One East Washington Street

Suite 1400

Phoenix, AZ 85004

Attn: James H. Lundy, Chief Executive Officer

Telephone No.: (602) 952-5400

Facsimile No.: (520) 623-3522

Email: jlundy@alliancebankofarizona.com

With a copy (which in and of itself shall not constitute notice) to:

Michael P. Reed, Esq.

DLA Piper LLP (US)

500 Eighth Street, NW

Washington, DC 20004 Telephone No.: (202) 799-4229

Facsimile No.: (202) 799-5229

Email: michael.p.reed@dlapiper.com

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

Section 9.03 Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document, but all of which together shall constitute one and the same document. This Agreement shall be binding and effective upon and against each of the parties hereto when executed by each of the parties.

Section 9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely in that State. The parties agree that the State of California and United States federal courts of competent jurisdiction sitting in Los Angeles County, California shall be the proper forum for any legal controversy arising in connection with this Agreement, and the parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of such courts for such purposes. Notwithstanding the foregoing, the parties agree to hereby irrevocably and unconditionally submit themselves to the Bankruptcy Court over any disputes over which it exercises jurisdiction. So far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process as is permitted by California law, shall be necessary in order to confer jurisdiction in any such court.

Section 9.05 Expenses. Except as set forth in Section 4.09 with respect to transfer Taxes, all costs and expenses of the Seller Parties incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Sole Stockholder and LFG. Except as set forth in Section 4.09 with respect to transfer Taxes, all costs and expenses of Acquiror incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Acquiror.

Section 9.06 No Third Party Beneficiaries. Except (i) for the LFG Trust, which is an intended third-party beneficiary of this Agreement, (ii) for the employees of Centennial Bank, which are intended third-party beneficiaries of this Agreement with respect to the last sentence of Section 4.15 only and (iii) as provided in Section 4.10, nothing in this Agreement, express or implied, is intended to confer upon any party or Person, other than the parties hereto and their respective successors or assigns, any rights, remedies, obligations or liabilities, including, without limitation, any third party beneficiary rights.

Section 9.07 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors of Sellers and Acquiror. Subject to applicable law, with the prior written consent of LFG (such consent not to be unreasonably withheld), Acquiror may assign its rights and obligations under this Agreement. The Sellers may not assign their rights and obligations under this Agreement without the consent of Acquiror in its sole and absolute discretion. No assignment by Acquiror under this Section 9.07 shall relieve Acquiror of its obligations hereunder if such assignee does not perform such obligations.

Section 9.08 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

Section 9.09 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Final page of Agreement and Plan of Merger; Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

WESTERN ALLIANCE BANK		CENTENNIAL BANK

By:	/s/ James Lundy	By:	/s/ James Lasher
	Name: James Lundy Title: Chief Executive Officer		Name: James Lasher Title: Executive Vice President

ORANGE COUNTY BANCORP		LANDAMERICA FINANCIAL GROUP, INC.

By:	/s/ James Lasher	By:	/s/ Robb Evans
	Name: James Lasher Title: Executive Vice President		Name: Robb Evans Title: Director

[Signature Page to Agreement and Plan of Merger]